UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE of ANNUAL MEETING and 2021 PROXY STATEMENT Wednesday, May 12, 2021 10:00 a.m., Central Daylight Saving Time Online at www.virtualshareholdermeeting.com/GPI2021

Cover Photo courtesy of Audi North Miami

North Miami, Florida, USA

April 6, 2021

Dear Fellow Stockholder:

We are pleased to invite you to attend Group 1 Automotive’s 2021 Annual Meeting of Stockholders on Wednesday, May 12, 2021, at 10:00 a.m. Central Daylight Saving Time. In light of the COVID-19 pandemic, the Annual Meeting will be held completely online. Please see the Notice of Annual Meeting for more information on how to attend and participate in the Annual Meeting.

OVERVIEW

Through the unprecedented year of 2020, Group 1 adapted, evolved, and emerged stronger as a Company. Our team has worked tirelessly to navigate the unique challenges of the COVID-19 pandemic. After executing an aggressive cost reduction plan to preserve liquidity in our U.S., U.K. and Brazil regions, the Company adapted by reengineering its processes and achieved solid results in 2020, which included revenue of $10.9 billion and an earnings per share of $15.51, an increase of 66.0% compared to 2019. Our solid performance, through the new market realities of 2020, is the result of our continued focus on the controllable elements of our business model, including optimizing cost control, enhancing our digital platform, and capitalizing on the experience and expertise of our team.

Our digital retail platform, Acceleride®, has been instrumental in allowing our Company to adapt to consumers’ needs during the restricted social distancing environment. Acceleride® allows customers to complete vehicle transactions entirely online or start the process online and finish the transaction at one of our dealerships. During 2020, Acceleride® U.S. total retail unit sales were up more than 100% compared to 2019. Despite a significant reduction in our employee head count and operating capacity, we evolved by improving the productivity of our sales and service departments, which resulted in a 19.0% increase in technician productivity and a 22.0% increase in salesperson productivity as compared to 2019. In 2021, we will continue to focus on the controllable elements of our business model while prioritizing acquisitions, improving sales penetration in Acceleride®, increasing parts and service gross profit, and growing our used vehicle business.

HUMAN CAPITAL

As we continue to operate through these unprecedented times, we remain guided by our core values: Integrity, Transparency, Professionalism, Teamwork, and our most recently identified core value, Respect. We are committed to treating everyone, customers and colleagues alike, with dignity and respect.

In 2020, we took significant steps in support of our new core value. Approximately 7,600 U.S. employees participated in anti-bias training from a diversity and inclusion expert in a program specifically developed for the Company. The expert also conducted a two-part interactive training session with over 150 members of management. We established the Diversity, Equity, and Inclusion (DEI) Council to ensure that the Company’s activities, policies, and communications support our goal of a more diverse and inclusive organization. As a part of the DEI Council, we also formed the Group 1 Women’s Initiative, which focuses on increasing female employee recruitment and retention, providing a diverse and inclusive platform along with creating networking and mentorship opportunities. The Board regularly reviews our Respect-driven programs, initiatives, and processes to ensure continual improvement. We believe a diverse workforce and inclusive culture are key competitive advantages that will help us drive our team’s full potential.

BOARD REFRESHMENT

As our Company continues to evolve, so do the perspectives, skills, and experiences that the Board seeks in its director nominees. Since 2016, we have welcomed five new independent directors to the Board, each of whom brings extensive experience and fresh perspectives to enrich Board dialogue and enhance the Board’s ability to continue effectively overseeing the business.

We hope you are able to participate in the Annual Meeting, but if you cannot, we look forward to hearing your voice via your participation in voting on the business items set forth in the attached notice. Regardless of the number of shares you own, your vote matters. We encourage you to sign and return your proxy card, or use telephone or internet voting prior to the meeting, to assure that your shares are represented and voted at the meeting.

On behalf of the Board and all Group 1 team members, thank you for your continued dedication of time and interest in Group 1.

Sincerely,

Stephen D. Quinn	Earl J. Hesterberg
Chairman of the Board	President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

Wednesday, May 12, 2021

10:00 a.m. Central Daylight Saving Time

Online at www.virtualshareholdermeeting.com/GPI2021

Matters to be voted on:

1.	To elect the nine director nominees named in the proxy statement, each for a term expiring at the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal;
2.	To approve, on a non-binding advisory basis, our executive compensation;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021; and
4.	To transact such other business as may be properly brought before the meeting.

Stockholders of record at the close of business on March 16, 2021, will be entitled to notice of and to vote during the Annual Meeting and at any adjournments or postponements thereof.

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. We are conducting the Annual Meeting solely online due to the continuing impact of and uncertainty surrounding the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our stockholders. We also believe a virtual format facilitates stockholder attendance and participation by leveraging technology to allow us to communicate more effectively and efficiently with our stockholders. This format empowers stockholders around the world to participate at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights, as described in more detail in the proxy statement.

The proxy materials, including this Notice of Annual Meeting, the proxy statement, a proxy card, and our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2020 are being distributed and made available beginning on April 6, 2021.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or internet as promptly as possible. Alternatively, you may complete, sign and return the proxy card, by mail.

Houston, Texas

April 6, 2021

By Order of the Board of Directors,

Beth Sibley

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 12, 2021.
The Notice of Annual Meeting of Stockholders, our Proxy Statement and form proxy card for the Annual Meeting and our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

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2021 PROXY STATEMENT •	8

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Business and Financial Highlights

Despite the unique challenges of the COVID-19 pandemic, Group 1 continued to deliver record setting financial results and increased operational effectiveness in 2020. The Company achieved solid results by successfully executing an aggressive cost reduction plan and reengineering its processes. Our 2020 results compared to 2019 included:

Actual (GAAP) EPS for 2020 was $15.51, a 66.0% increase; Adjusted EPS for 2020 was $18.06, a 65.2% increase;
Actual (GAAP) net income for 2020 was $286.5 million, a 64.6% increase; Adjusted net income for 2020 was $333.5 million, a 63.9% increase;
Achieved all-time U.S. Finance and Insurance (“F&I”) performance record of $1,951 per retail unit;
Increased used vehicle total gross profit by 8.6%;
Issued annual dividends of $.60 per share (excludes the second and third quarters of 2020 when our dividend program was suspended);
Repurchased 863,572 shares of common stock at an average price of $92.86, representing approximately 5% of total share float;
Actual (GAAP) operating cash flow of $805.4 million, a 117.1% increase; Generated record adjusted operating cash flow of $503.7 million, a 51.7% increase;
Reduced SG&A as a % of gross profit from 74.8% in 2019 to a record 66.1% in 2020;
Refinanced $850.0 million of bond debt due 2022/2023 with a combination of bond and mortgage debt due 2027/2028, resulting in interest expense savings of over $15.0 million annually; and
Reduced non-floorplan debt by $196.0 million, excluding finance leases.

*Please see Appendix A for an explanation and reconciliation of these non-GAAP measures.

2021 PROXY STATEMENT •	9

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2021 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting.

This proxy statement is being distributed and made available beginning on April 6, 2021 in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2021 Annual Meeting of Stockholders.

ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME	PLACE	RECORD DATE
May 12, 2021, 10:00 a.m. Central Daylight Saving Time	Online at www.virtualshareholdermeeting.com/GPI2021	March 16, 2021

VOTING

Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each proposal. All elections of directors shall be decided by a majority of votes cast by stockholders entitled to vote. All other matters submitted to the stockholders shall be decided by vote of a majority of the shares present online or represented by proxy.

COMPENSATION AND CORPORATE GOVERNANCE HIGHLIGHTS

Independent Chairman of the Board	Clawback Provisions for Certain Restatements
No Excise Tax Gross-Ups	Board & Committee Attendance of 93% during 2020
Say on Pay Advisory Vote Conducted Annually	No Stockholder Rights Plan (Poison Pill)
Annual Board, Committee, and Individual Director Performance Evaluations	Added ESG Oversight to the Governance & Corporate Responsibility Committee
Annual Review for Board and Committee Refreshment	Independent Compensation Consultant
Pay for Performance through Use of Performance Shares	No Automatic Single-Trigger Vesting of Equity Awards
Robust Stock Ownership Guidelines for our Officers and Directors	Company Policy Prohibits Directors and Employees from Pledging or Hedging Group 1 Common Stock
Director Resignation Policy for Directors who do not receive a Majority Vote in an Uncontested Director Election	Diversity, Equity & Inclusion Training for over 7,600 Senior Leaders and Employees
Annual Election of our Board of Directors	Women’s Initiative and Mentorship Program

ENVIRONMENTAL AND SOCIAL HIGHLIGHTS

While we have always focused on delivering strong financial results, we remain committed to doing so in a way that respects the communities and environments in which we operate. We believe that strongly considering environmental and social factors in making investment and operating decisions will help our business operations have a positive impact on the planet, the people whose lives we touch and our bottom line. In an effort to better inform our stockholders and the investment community of the numerous activities of our corporate office and dealerships, we have set up websites that provide pertinent data on our environmental and social commitments. Please visit our websites at www.group1corp.com/ESG and www.group1auto.com/group1cares, for more detailed information on our environmental and corporate social responsibility practices, including our charitable and philanthropic efforts. A summary of our 2020 environmental and social efforts follows:

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Our Sustainable Business Priorities

LED LIGHTING	RECYCLE	SOLAR ENERGY	ELECTRIC VEHICLES	WATER-BASED PAINT

We improve our lighting while reducing our greenhouse emissions by using LED lighting company-wide.	We recycle automotive waste, including oil, tires, batteries, antifreeze, and paints, wherever possible.	We aim to improve our communities and planet by using sustainable energy options like solar panels at several dealerships.	We strive to offer our customers all electric and hybrid vehicle options as our manufacturer partners make them available.	We actively seek to improve the products we use. In 2020, we replaced our solvent-based paints with eco-friendly, water- based paints.

Diversity, Equity, and Inclusion Council

Encouraged by our Board, we established the Diversity, Equity, and Inclusion (DEI) Council. The Council’s mission is to treat everyone with respect and foster a diverse and inclusive culture where we value and develop employees of all backgrounds. We will enhance employee engagement in the areas of diversity and inclusion by offering innovative training, recruitment, and career path development where a sense of belonging is apparent throughout the organization. Each of the four committees of the Council, depicted below, has an employee chairperson and executive sponsor.

More information about our Environmental and Corporate Social Responsibility initiatives may be found in the “Environmental and Corporate Social Responsibility” section on page 27.

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Board’s	Page
Management Proposals:	Recommendation	(for more detail)
Election of Nine Director Nominees	FOR	30
Approval, on a Non-Binding Advisory Basis, of our Executive Compensation	FOR	37
Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	FOR	38

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Election of Directors (Proposal 1)

The following table provides summary information about our nominees for election to the Board of Directors.(1) Additional information for all of our directors may be found beginning on page 30.

				Committee Memberships
Directors	Director Since	Age	Other Public Directorships	Audit	Compensation and Human Resources Committee	Finance/Risk Management	Governance & Corporate Responsibility Committee
Carin M. Barth	2017	58	2
Earl J. Hesterberg*	2005	67	0
Steven C. Mizell(2)	2021	61	1
Lincoln Pereira*	2013	61	0
Stephen D. Quinn	2002	65	1
Steven P. Stanbrook(3)	2019	63	2
Charles L. Szews	2016	64	3
Anne Taylor	2018	65	2
MaryAnn Wright(4)	2014	59	2

*	Non-Independent Director

Chair	Member

(1)	Effective as of the Annual Meeting, the Board size will be reduced to nine members as one current director, Max P. Watson, Jr., has reached the Company’s mandatory retirement age for non-management directors and will not stand for re-election.
(2)	Mr. Mizell joined the Board in March 2021; his committee memberships shall be determined following the Annual Meeting.
(3)	Mr. Stanbrook joined the Compensation and Human Resources Committee in May 2020.
(4)	Ms. Wright joined the Finance/Risk Management Committee in May 2020.

Our Board of Directors Recommends a Vote “FOR” the Election of each of the Nominees for Director.

2021 PROXY STATEMENT •	12

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Advisory Vote on Executive Compensation (Proposal 2)

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers. We believe that our compensation policies and practices are effective in achieving our Company’s goals of rewarding significant financial and operating performance, leadership excellence and aligning the executives’ long-term interests with those of our stockholders. Our compensation philosophy is to set the fixed compensation of our named executive officers competitively for their demonstrated skills and industry experience. Our variable compensation, both annual and long-term, reflects the results of performance against a combination of quantitative and subjective measures. At last year’s Annual Meeting of Stockholders, our stockholders approved the compensation of our named executive officers with a substantial majority of our stockholders (95% of votes cast) voting in favor.

COMPENSATION COMPONENTS

Type	Form	Terms
Cash	Salary	Set annually based on market conditions, peer data and other factors
Cash	Annual Incentive Bonus	Linked to financial-based and mission-based goals; discretionary factors are considered when appropriate
Equity	Long-Term Incentive Awards

Restricted stock with restrictions lapsing over a five-year period:

0%-40%-20%-20%-20%, to reward performance and promote retention of certain key employees

Performance Shares (implemented in 2019), vesting over a three-year period

Other	Severance and Change of Control Arrangements	Double-trigger Change of Control payment equal to 30 months base salary for our CEO and 12 months base salary for our President, U.S. and Brazillian Operations; 24 months base salary for our CFO upon his severance
Other	Deferred Compensation Plan	Allows deferral of up to 50% base salary and 100% of incentive bonus; effective January 1, 2021, an annual contribution limit of $300,000 was implemented for all employee deferrals
Other	Perquisites

Demonstrator vehicle(s) and/or vehicle allowance

Our CEO may use our Company aircraft for up to 40 hours of personal use, provided he reimburses us based on the published standard industry fare level valuation method; we pay for club membership privileges that are used for business and personal purposes by our CEO

Our President, U.S. and Brazilian Operations may use our Company aircraft for up to 20 hours of personal use, provided he reimburses us based on the published standard industry fare level valuation method

Other	Benefits	On substantially the same terms as other employees, including our employee stock purchase plan

In evaluating this year’s “say-on-pay” proposal, we recommend that you review the section entitled “2020 Compensation Discussion and Analysis” (“CD&A”) beginning on page 43, which explains how and why the Compensation and Human Resources Committee arrived at its executive compensation actions and decisions for 2020.

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2020 SUMMARY COMPENSATION

Set forth below is a summary of the compensation granted or earned for each named executive officer during 2020, but which is not intended to replace the 2020 Summary Compensation Table included in the Executive Compensation section of this proxy statement:

Name and Principal Position	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Earl J. Hesterberg	900,000	3,646,040	2,400,000	292,530	60,009	7,298,579
President and
Chief Executive Officer
Daryl A. Kenningham	604,500	1,772,418	1,080,000	806,776	171,939	4,435,633
President, U.S. and
Brazilian Operations
Daniel J. McHenry(6)	375,317	450,026	349,506	—	7,982	1,182,831
Senior Vice President and
Chief Financial Officer
John C. Rickel(7)	563,333	2,796,733	—	255,210	26,360	3,641,636
Former Senior Vice President
and Chief Financial Officer
Frank Grese, Jr.	558,625	708,927	707,250	157,112	34,764	2,166,678
Senior Vice President, Human
Resources, Training and
Operations Support
Peter C. DeLongchamps	467,792	708,927	592,250	54,561	30,613	1,854,143
Senior Vice President,
Manufacturer Relations,
Financial Services and
Public Affairs

(1)	Reflects adjustments made to 2020 base salary in response to COVID-19 pandemic.
(2)	The amounts in the “Stock Awards” column reflects the required accounting expense for the Restricted Stock Awards and the Performance Share Awards and do not correspond to the actual value that may be recognized. These amounts represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions made in the calculation of these amounts are included in Note 4 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. Vesting schedules for equity awards can be found in the footnotes to the “Outstanding Equity Awards as of December 31, 2020” table. This amount includes the grant date probable value of the return on invested capital portion of the performance awards granted to each Named Executive Officer (“NEO”) as part of their long-term incentive compensation. With respect to Mr. Rickel, an additional amount of $1,783,893 has also been included in this column due to the incremental expense as a result of the modification of his outstanding equity awards in June 2020 in connection with his Separation Agreement. Pursuant to SEC rules, this modification value is added to the original grant date value of the awards in this column, therefore appearing to increase the grant date value for his 2020 awards.
(3)	Annual cash incentive awards based upon the achievement of financial and mission-based goals. This is discussed further under “2020 Compensation Discussion and Analysis — Annual Incentive Compensation Plan.”
(4)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are reflective of earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 2.49%. We do not offer a pension plan.
(5)	Includes 401(k) savings plan matching contribution, automobile allowance, use of demonstrator vehicle, personal airplane use and club membership and dues.
(6)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited on August 15, 2020 to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc.
(7)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

Our Board of Directors Recommends a Vote “FOR” the Non-Binding Advisory Approval of our Executive Compensation.

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Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2021 (Proposal 3)

As a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021.

Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm for the year ended December 31, 2019. In February 2020, our Board of Directors appointed Deloitte to serve as our independent registered public accounting firm for the year ended December 31, 2020.

Set forth below is summary information with respect to Deloitte’s fees for services provided in 2020.

Type of Fees	2020
Audit Fees	$ 2,125,000
Audit Related Fees	100,000
Tax Fees	308,000
All Other Fees	—
TOTAL	$ 2,533,000

Set forth below is summary information with respect to Ernst & Young’s fees for services provided in 2019.

Type of Fees	2019
Audit Fees	$ 2,519,800
Audit Related Fees	—
Tax Fees	81,400
All Other Fees	—
TOTAL	$ 2,601,200

More information about the audit fees for Deloitte and Ernst & Young may be found in the “Audit and Other Fees” section on page 39.

Our Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

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800 Gessner, Suite 500
Houston, TX 77024

Proxy Statement

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Group 1 Automotive, Inc. (“Group 1” or the “Company”) for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. Proxy materials were first sent to stockholders beginning on April 6, 2021.

2021 ANNUAL MEETING DATE AND VIRTUAL LOCATION

Our Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/GPI2021, on Wednesday, May 12, 2021, at 10:00 a.m., Central Daylight Saving Time, or at such other time and place to which the meeting may be adjourned.

As you are aware, the COVID-19 pandemic continues to affect travel and gatherings. For that reason, we have decided to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. While we are conducting the Annual Meeting solely online to support the health and well-being of our stockholders, we also believe a virtual format facilitates stockholder attendance and participation by leveraging technology to allow us to communicate more effectively and efficiently with our stockholders. This format empowers stockholders around the world to participate at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights. Specifically,

•	We Encourage Questions. Stockholders have multiple opportunities to submit questions for the meeting. Stockholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate stockholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.group1corp.com as soon as practical.

•	We Believe in Transparency. Although the live webcast is available only to stockholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay, final report of the inspector of election, and answers to all questions asked by investors in connection with the Annual Meeting will be posted to our Investor Relations website at www.group1corp.com.

•	We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all stockholders attending the meeting.

Attending Online. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/GPI2021. To attend online and participate in the Annual Meeting, stockholders of record must use their control number on their proxy card to log into www.virtualshareholdermeeting.com/GPI2021; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:30 a.m., Central Daylight Saving Time. We will have technicians ready to assist if you have difficulties accessing the virtual meeting during the check-in time or during the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, a phone number will be posted on the website to connect you to technical support.

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Asking Questions Online. Stockholders have multiple opportunities to submit questions for the Annual Meeting. Stockholders who wish to submit a question in advance may do so either by emailing our head of Investor Relations, Sheila Roth at ir@group1auto.com by 5:00p.m., Central Daylight Saving Time, Tuesday, May 11, 2021, or on our Annual Meeting website, www.virtualshareholdermeeting.com/GPI2021. Stockholders also may submit questions live during the meeting. We plan to reserve some time for stockholder questions to be read and answered by Company personnel during the meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting.

Voting Online. Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GPI2021 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.

References in this proxy statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

The proxy materials, including this proxy statement, the Notice of Annual Meeting, the form proxy card, and our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2020 are being distributed and made available to stockholders of record beginning on April 6, 2021.

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by email or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by email will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

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Information about Our Board of Directors and its Committees

Meetings of the Board of Directors and its Committees

In 2020, the Board held ten meetings, and acted by unanimous written consent eight times. The committees of the Board held a combined total of 28 meetings. Each incumbent director attended 93% or more of the aggregate of all of the meetings of the Board and the committees on which he or she served during the periods in which he or she served during 2020. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our then current directors attended our 2020 Annual Meeting of Stockholders.

Board Performance Evaluation Process

As required by our Corporate Governance Guidelines, our Board and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve their respective performance. The Governance & Corporate Responsibility (“GCR”) Committee is tasked with the oversight of the annual performance evaluation and to assist in designing and implementing such evaluations. The GCR Committee has the authority to retain advisors or consultants and to provide for compensation to such consultants by the Company, as it shall deem appropriate.

In 2018, the GCR Committee reviewed and discussed the Board and committee evaluation format and process and decided to add individual director performance evaluations. The GCR Committee and the Board elected to conduct the 2018 performance assessments through the use of electronic, written questionnaires. The GCR Committee elected to conduct the performance assessments electronically again in 2019 and 2020. The 2020 Board and committee evaluations process follows.

A third party prepared the performance assessments for electronic delivery, compiled the responses and aggregated the results. Among other topics addressed, the Board and committee questionnaires solicited director opinions related to Board and committee effectiveness, director preparedness, strategic oversight, risk management, scope and content of presentations, access to management, and succession planning for the Board.

Following completion by the directors of the performance assessments, the results were reviewed and aggregated by an independent third party. The third party provided a memorandum to the Chair of the GCR Committee summarizing the results of the Board, committee and individual director evaluations and also discussed the results with the Chair of the GCR Committee.

In early 2021, the Chair of the GCR Committee met individually with each committee chair to discuss the results of his or her committee’s evaluation. The results of the committee evaluations were then reviewed by each committee chair with his or her committee members. The GCR chair also discussed with each individual director the comments pertaining to his or her director evaluation. The results of the Board evaluations were presented to the Board.

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Corporate Governance

We are committed to seeking excellence in corporate governance which includes the highest standards of professional and personal conduct. Our Board has adopted several governance documents to guide the operation and direction of our Board and its committees, which include our Corporate Governance Guidelines, Code of Ethics, Code of Conduct and charters for the Audit Committee, Compensation and Human Resources Committee, Governance & Corporate Responsibility Committee and Finance/Risk Management Committee. Each of these documents is available on our website at www.group1auto.com and stockholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

Board Leadership Structure

The Governance & Corporate Responsibility Committee’s charter provides that the committee will annually assess and approve the leadership structure of the Board. In 2020, the GCR Committee conducted that assessment, and determined that having an independent director serve as non-executive Chairman of the Board continues to be in the best interest of our stockholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing day-to-day leadership, while the Chairman of the Board sets the agenda for Board meetings, presides over meetings of the full Board and provides guidance to our Chief Executive Officer. We believe this structure, at this time, ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. We discuss our directors’ qualifications and characteristics under “Proposal 1 — Election of Directors”.

Board Diversity

Our Governance & Corporate Responsibility Committee is responsible for identifying and recommending to our Board qualified individuals to be nominated to serve on our Board. Our Board’s objective is to select individuals that have a demonstrated record of integrity, sound business judgment, leadership, objectivity, independence of mind, and commitment. In selecting potential Board candidates, our Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. Board membership should reflect diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, and ethnicity. This process has resulted in a Board that is comprised of highly qualified directors that reflect diversity as we define it. The GCR Committee assesses the effectiveness of this approach as part of our Board’s annual self-evaluation process.

Independence of the Members of Our Board

The Board has analyzed the independence of each director. It has affirmatively determined that Mses. Barth, Taylor and Wright and Messrs. Mizell, Quinn, Stanbrook, Szews and Watson (all of our non-employee directors) are independent directors under the listing standards of the New York Stock Exchange (“NYSE”). As part of its analysis, the Board determined that none of these directors has a material relationship with our Company. Mr. Hesterberg was determined not to be independent because he is our President and Chief Executive Officer, and Mr. Pereira, who was appointed to the Board following our acquisition of UAB Motors Participações, S.A. (“UAB”) in 2013, was determined not to be independent because he is our Regional Vice President, Brazil and the Chairman of UAB. Prior to his retirement as of our 2020 Annual Meeting, Mr. John L. Adams was determined by our Board to be independent under the listing standards of the NYSE.

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Charitable Contributions

We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. During the annual independence review, our GCR Committee determined that any such affiliations did not impact the independence of our directors. We did not make any charitable donations to any organizations affiliated with our directors or officers in 2020.

Director Resignation Policy

Under our director resignation policy, in an uncontested election of directors, any nominee who receives a greater number of votes “against” than votes “for” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the GCR Committee. The GCR Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject such resignation.

In determining its recommendation to the Board, the GCR Committee will consider all factors it considers relevant, which may include:

•	the stated reason or reasons why stockholders who cast withhold votes for the director did so;

•	the qualifications of the director; and

•	the results of the most recent evaluation of the tendering director’s performance by the GCR Committee and other members of the Board.

Under our director resignation policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the GCR Committee and any additional information that the Board considers relevant. The Company will promptly disclose to the public the Board’s decision whether to accept or reject the director’s tendered resignation. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Executive Sessions of Our Board

The independent directors meet in executive session at each regularly scheduled meeting of our Board. Mr. Quinn, our independent Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors in executive session.

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Risk Oversight

We have a robust Enterprise Risk Management Program, concentrating primarily in five principal areas that are significant to our business: (1) safety and property damage risk; (2) strategic planning and operational risk; (3) financial and accounting risk; (4) information technology and cybersecurity risk; and (5) governance, regulatory and legislative risk. Risk profiles are formally updated annually and as needed when significant risks emerge like COVID-19 pandemic risks in 2020. Management updates the Finance/Risk Management Committee as new risks are identified, and on the steps taken to mitigate such risks. On an annual basis, management reviews results from tests of key risks with the full Board and the steps taken to mitigate new risks which have been identified.

Further, outside counsel advises our Board periodically on an as-needed basis to keep our directors informed concerning legal risks and other legal matters involving our Company. Finally, we have robust internal audit systems in place to review adherence to policies and procedures, which are supported by a separate internal audit department.

Much of our Board’s oversight work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk oversight function. Each committee is comprised entirely of independent directors, except the Finance/Risk Management Committee, and is responsible for overseeing risks associated with its respective area of responsibility as further detailed below.

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Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, vendors, stockholders and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. At each of its meetings, the Finance/Risk Management Committee receives presentations from our VP, Information Technology, on cybersecurity and information security risk, and on our cybersecurity initiatives. We also engage cybersecurity experts to review, evaluate and provide recommendations on our cybersecurity program. Additionally, to assure compliance with our policies and procedures members of our internal audit department regularly visit our dealerships to ensure that our customers’ personal information is protected and secured appropriately. The results of those dealership visits are reported to the Audit Committee. In March 2020, at the onset of the COVID-19 pandemic, all dealership visits were suspended. As of March 2021, our internal audit department resumed conducting dealership visits in accordance with CDC guidelines and local regulations. In 2020, our Board, the Finance/Risk Management Committee and the Audit Committee received cybersecurity and information security risk reports at least quarterly.

Committees of Our Board

Our Board has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation and Human Resources Committee, the Governance & Corporate Responsibility Committee and the Finance/Risk Management Committee.

Each of the committee charters is available on our website at www.group1auto.com and stockholders may obtain printed copies, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

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AUDIT COMMITTEE

Pursuant to its charter, the purposes and responsibilities of our Audit Committee are to:

•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•	oversee our compliance with legal and regulatory requirements;
•	oversee the qualifications, performance and independence of our independent registered public accounting firm;
•	oversee the effectiveness and performance of our internal audit function;
•	produce the Audit Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations; and
•	perform such other functions as are set forth in the Audit Committee’s charter or which our Board may assign to the Audit Committee from time to time.

In addition to, and in connection with, the purposes and responsibilities described above, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

All members of the Audit Committee are independent as that term is defined in the NYSE’s listing standards and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board has determined that each member of the Audit Committee is financially literate and that Ms. Barth has the necessary accounting and financial expertise to serve as Chairman.

Our Board has also determined that each of Ms. Barth and Messrs. Quinn and Szews is an “audit committee financial expert” following a determination that Ms. Barth and Messrs. Quinn and Szews met the criteria for such designation under SEC rules and regulations. For information regarding the business experience for Mses. Barth and Taylor and Messrs. Quinn, Stanbrook and Szews, please read “Proposal 1 — Election of Directors.” The Audit Committee held eight meetings during 2020, and acted by unanimous written consent three times.

The Report of the Audit Committee is set forth on page 40 of this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Pursuant to its charter, the purposes and responsibilities of our Compensation and Human Resources (“CHR”) Committee are to:

•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our senior corporate officers;
•	identify, manage and mitigate any potential risks in the Company’s executive compensation plans designed for the Company’s senior corporate officers;
•	review and discuss with our management the Compensation Discussion and Analysis (the “CD&A”) to be included in our proxy statement for the Annual Meeting of Stockholders and to determine whether to recommend to our Board that the CD&A be included in the proxy statement, in accordance with applicable rules and regulations;
•	produce the Compensation and Human Resources Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;
•	oversee risks relating to employment policies, our compensation policies and programs, and our benefit systems;
•	provide oversight of the Company’s compensation philosophy and practices and human capital initiatives, including employee engagement and talent development, pay equity, and the DEI Council that focuses on fostering a diverse and inclusive culture;
•	otherwise discharge our Board’s responsibility relating to compensation of our senior corporate officers; and
•	perform such other functions as our Board may assign to the CHR Committee from time to time.

The CHR Committee works with the management team, our Chief Executive Officer and our Senior Vice President, Human Resources, Training and Operations Support, to implement and promote our executive compensation strategy; however, members of management do not participate in decisions regarding their own compensation.

Under its charter, the CHR Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our senior corporate officers and also has the sole authority to approve the consultant’s fees and other retention terms.

The CHR Committee has engaged Pearl Meyer & Partners, LLC (“PM&P”) to conduct a compensation analysis which involved the comparison of long-term, short-term and total compensation of our named executive officers with a selected group of peer companies. While we do not think it is appropriate to establish compensation based solely on market analysis, we believe that this practice is useful for two reasons.

First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, reviewing market analysis allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention of highly qualified and high performing executives, and rewarding the achievement of Company objectives so as to align with stockholder interests. PM&P is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation. PM&P reports directly to the CHR Committee, which is the sole party responsible for determining the scope of services performed by PM&P and the directions given to PM&P regarding the performance of such services.

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In February 2021, the CHR Committee considered the independence of PM&P in light of SEC rules and listing standards of the NYSE. The CHR Committee requested and received a letter from PM&P addressing the consulting firm’s independence, including the factors set forth in the listing standards of the NYSE. The CHR Committee discussed these considerations, among other things, and concluded that the work of PM&P did not raise any conflict of interest.

All members of the CHR Committee are independent as that term is defined in the NYSE’s listing standards, including the heightened standards applicable to compensation committee members. The CHR Committee held ten meetings during 2020 and acted by unanimous written consent four times.

The Report of the Compensation and Human Resources Committee is set forth on page 56 of this proxy statement.

GOVERNANCE & CORPORATE RESPONSIBILITY COMMITTEE

Pursuant to its charter, the purposes and responsibilities of our Governance & Corporate Responsibility (“GCR”) Committee are to:

•	assist our Board by identifying individuals qualified to become members of our Board and recommend director nominees to our Board for election during the Annual Meetings of stockholders or for appointment to fill vacancies;
•	recommend to our Board the appropriate composition of our Board and its committees and Board committee membership and leadership;
•	advise our Board about and recommend to our Board appropriate corporate governance guidelines and practices and assist our Board in implementing those guidelines and practices;
•	lead our Board in its annual review of the performance of our Board and its committees;
•	direct all matters relating to the succession of our Chief Executive Officer and other key officers of the Company;
•	review the Company’s policies governing political contributions and lobbying, and review political contributions and expenditures made by the Company and its political action committee;
•	routinely review matters relating to the Company’s governance and corporate responsibility to confirm compliance with emerging best practices;
•	review sustainability matters, including significant issues of corporate social and environmental responsibility and safety, as they pertain to the Company’s business and long-term value creation for the Company and it’s stockholders;
•	review the Company’s material community participation and charitable efforts, including matters relating to the Group 1 Foundation;
•	establish, review and approve the compensation of our directors and make appropriate adjustments based on Company performance, duties and responsibilities of the directors and the competitive environment; and
•	perform such other functions as our Board may assign to the GCR Committee from time to time.

All members of the GCR Committee are independent as defined under the NYSE’s listing standards. The GCR Committee held four meetings during 2020.

FINANCE/RISK MANAGEMENT COMMITTEE

Pursuant to its charter and other applicable policies, the purpose of our Finance/Risk Management Committee is to assist the Board in fulfilling its oversight responsibilities across the principal areas of corporate finance and risk management for the Company, including:

•	review, oversee, advise and report to our Board regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/stockholder relations, relationships with various financial constituents and securities repurchase activities, and authorize transactions related thereto within limits prescribed by our Board;
•	review return on investment for our stockholders through dividend and stock repurchase programs;
•	review and assess risk exposure, including cybersecurity and insurance related to our operations, and authorize transactions within limits prescribed by our Board; and
•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize transactions within limits prescribed by our Board.

All members of the Finance/Risk Management Committee, except for Mr. Hesterberg, our President and Chief Executive Officer and Mr. Pereira, our Regional Vice President, Brazil, are independent as defined under the NYSE’s listing standards. The Finance/Risk Management Committee held six meetings during 2020 and acted by unanimous written consent once.

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Communications with Directors

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any committee of our Board, to the independent Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:

c/o Group 1 Automotive, Inc.

800 Gessner, Suite 500
Houston, Texas 77024
Attn: Chairman of the Board

Any appropriate correspondence addressed to our Board, to any committee of our Board, to the independent Chairman of the Board, or to any one of the directors in care of our offices will be forwarded to the addressee or addressees.

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Environmental and Corporate Social Responsibility

Responsible business practices are central to our success, the continuous improvement of our operations, and our relationships with our employees and the communities we call home. Our core values, integrity, transparency, professionalism, teamwork and respect, underlie our commitment to conduct our business in ways that are principled and accountable to key stakeholders and the communities in which we do business. We are committed to responsible business practices and continuous improvement of our operations and our relationships with our employees and the communities in which we live and work.

In an effort to better inform our stockholders and the investment community of the numerous activities of our corporate office and geographically dispersed dealerships, we maintain and update websites that provide pertinent data on our environmental and social efforts. Please visit our websites at www.group1corp.com/ESG and www.group1auto.com/group1cares.

Community

Community participation and charitable donations that enrich the communities we serve have always been a priority for Group 1, and are continuously encouraged and supported by our directors and senior management. We are proud of these efforts and our employees from our corporate office, business centers and dealerships in the U.S., U.K., and Brazil who generously give of their time and resources to benefit others.

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Environment and Safety

We are committed to minimizing our environmental impact and continually look for more opportunities where good environmental stewardship improves our long-term financial results. We also have an obligation to spend our stockholders’ money wisely. When constructing our various facilities, while considering the nature of our operations, we carefully choose projects that are environmentally responsible, economically viable and good for the Company’s long-term financial success. In 2020, we continued to focus on energy-saving initiatives such as LED lighting and installing solar panels at several stores. We also supported our commitment to the environment through a robust recycling program and our water-based paint initiative.

Additionally, we have robust workplace safety policies at our dealerships and collision centers. The Company has engaged a third-party consultant, who regularly conducts training and performs quarterly visits, to assure our workplaces remain compliant with environmental and safety regulations.

Investor Outreach

Each year, management interfaces with prospective investors, existing stockholders, and buy-side and sell-side investment research analysts in a variety of event formats, to discuss the Company’s publicly disclosed performance, business strategy and outlook, and corporate governance. These events include earnings teleconferences; investor calls, meetings, and conference events; non-deal road trips; and, occasionally site visits. Key topics include discussions regarding sales of new and used vehicles, market trends, parts and service strategies, successful implementation of our Acceleride® and Val-u-Line® vehicle sales programs, success with hiring technicians, the impact of the COVID-19 pandemic on our operations, the impact of Brexit in the U.K., our digital retail strategies, capital allocation, and profitability. We address these topics with slide data in our roadshows and talking points on our earnings calls, conferences, and investor meetings. This interaction ensures that management and the Board understand and consider the views of our stockholders, perception of the investment community, and industry and economic outlook from the Company’s Wall Street covering analysts, while enabling the Company to dynamically operate in an evolving industry and economy with respect to maximizing return for our stockholders.

Workplace

Our employees are the heart of our company. We know that actively supporting the success and well-being of our employees is one of the best investments our company can make in its own sustainability. We also recognize the importance of training in the workplace to develop skills, promote best practices and support the success and advancement of our employees.

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Governance

We are committed to responsible business practices and continuous improvement of our operations and our relationships with our employees and the communities in which we live and work. Our core values - integrity, transparency, professionalism, teamwork and respect - underlie our commitment to conduct our business in ways that are principled and accountable to key stakeholders and the business community. Our Governance & Corporate Responsibility Committee advises the Board on appropriate corporate governance guidelines and practices and assists our Board in implementing those guidelines and practices.

Group 1 Foundation

Group 1 Foundation, the 501(c)(3) charitable arm of our business, was formed in 2005 (in response to Hurricane Katrina) to provide guidance and financial assistance to Group 1 employees and their immediate families who suffer hardship due to natural disasters, emergencies, extended illness, injury, fire, flood or other special situations beyond their control. Funds are made available through fundraisers and contributions from employees, Board members and vendors, and are distributed to help employees and their families with temporary, critical expenses. In 2017 and 2018, affected employees were provided temporary living and related expenses after Hurricanes Harvey and Michael. In 2019, we assisted employees in southeast Texas who were affected by Tropical Storm Imelda. Since 2017, we have disbursed over $1.4 million to over 400 employees.

COVID-19 Response

The COVID-19 pandemic significantly affected our operations in all three of our markets in the U.S., U.K., and Brazil. At the onset of the pandemic, the Board and management met weekly to ensure the Company protected the health and safety of its employees, adjusted its cost structure to adapt to market conditions, and preserved its core values during this unprecedented time. In 2020, the Company spent over $1 million on personal protective equipment, established remote working arrangements where possible, and adhered to its aggressive cost reduction plan to preserve liquidity in all regions. In addition to the compensation adjustments described in the CD&A, we reduced advertising expenses by over 33%. As announced in April 2020, we furloughed or terminated approximately 8,000 employees, suspended our dividend, and cancelled our share repurchase program. As market conditions improved, the Company reversed many of these cost reductions and improved productivity.

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Proposal 1	Election of Directors

Our Certificate of Incorporation and Bylaws currently provide for annual elections of directors. Our Board of Directors has nominated nine directors for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. With the exception of Mr. Mizell who joined our Board in March 2021, all of the nominees were elected directors by a vote of the stockholders at the last annual meeting of stockholders which was held on May 13, 2020. Each nominee agreed to be named in this Proxy Statement and to serve if elected. All then-current directors attended the 2020 Annual Meeting.

The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees.

Director	Position and Offices with Group 1	Director Since	Age
Carin M. Barth	Director	2017	58
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	67
Steven C. Mizell	Director	2021	61
Lincoln Pereira	Director, Regional Vice President, Brazil	2013	61
Stephen D. Quinn	Director, Non-Executive Chairman of the Board	2002	65
Steven P. Stanbrook	Director	2019	63
Charles L. Szews	Director	2016	64
Anne Taylor	Director	2018	65
MaryAnn Wright	Director	2014	59

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

The number of directors on our Board is reviewed annually and fixed by our Board from time to time. We currently have ten directors serving on our Board. Effective as of the Annual Meeting, the Board size will be reduced to nine members as Mr. Watson has reached the Company’s mandatory retirement age for non-management directors. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Stockholders may not cumulate their votes in the election of our directors. Under Delaware law and our Bylaws, a majority of votes cast by stockholders entitled to vote in the election of directors is required for the election of directors. This means that director nominees who receive more “for” votes than “against” will be elected for that position. You may vote “for” or “against” with respect to the election of directors. Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

We have adopted a majority vote director resignation policy, which is described in greater detail under “Director Resignation Policy.”

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Our Board of Directors

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and successful records of accomplishment in what we believe are highly relevant positions with well-regarded organizations. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of Group 1 for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described on the following pages are the principal occupations, positions and directorships for at least the past five years of our director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or named executive officers.

Skills and Qualifications of Our Board of Directors

The following table includes the breadth and variety of business experience that each of our director nominees brings to our Board.

Board Member
	Barth	Hesterberg	Mizell	Pereira	Quinn	Stanbrook	Szews	Taylor	Wright
Experience/Knowledge:
# of Other Public Company Boards Currently Serving On	2	-	1	-	1	2	3	2	2
Former President or CEO
Public Company Executive Position
Automotive					IB
Retail					IB
Engineering/Product Development
Expertise:
International					IB
Finance
Human Resources/Cultural
Legal
Mergers & Acquisitions
Accounting					IB
P&L/Income Statement Responsibility
SOX Financial Expert
Technology
Attributes:
Independent
Diversity

The lack of a for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience.

We look to each director to be knowledgeable in these areas; however, the indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.

IB – covered industry as Investment Banker

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Director Qualification and Considerations. The GCR Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Third Amended and Restated Bylaws (“Bylaws”) and our Corporate Governance Guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.

In considering candidates for our Board, the GCR Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the GCR Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the GCR Committee’s perceptions about future issues and needs. However, while the GCR Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the GCR Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications, moral character and whether prospective nominees have relevant business and financial experience or have industry or other specialized expertise.

The GCR Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the GCR Committee or stockholder recommendations, provided that the procedures set forth below are followed. The GCR Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the GCR Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole, by the Chairman of the GCR Committee and by the Chairman of the Board.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the GCR Committee. For additional information on such requests and the applicable timing, please see “Stockholder Proposals for 2022 Annual Meeting.”

CARIN M. BARTH Co-Founder and President of LB Capital, Inc., a private equity investment firm Age 58 Director Since: 2017 Independent Director Audit Committee Financial Expert	Other Current Directorships: • Enterprise Products Holdings, LLC • Black Stone Minerals, L.P.	Other Directorships Within The Last Five Years: • Halcón Resources Corporation • Bill Barrett Corporation • Strategic Growth Bancorp Inc. • Western Refining, Inc.

Career Highlights:

•  Currently serves on the boards of The Welch Foundation and Ronald McDonald House of Houston

•  Commissioner of the Texas Department of Public Safety from 2008 to 2014

•  Appointed by President George W. Bush to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development from 2004 to 2005

Degrees: B.S. in Economics, University of Alabama; M.B.A, Vanderbilt University’s Owen Graduate School of Management

Ms. Barth has extensive experience in a variety of financial matters, including as chief financial officer for several entities. She also has a history of corporate and civic governance, which provides additional depth and financial expertise to our Board. Her experience with mergers and acquisitions, in operating a private equity company, her previous and currently held board positions on other publicly traded companies and her audit committee experience are key attributes, among others, that make her well qualified to serve on our Board.

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EARL J. HESTERBERG President and Chief Executive Officer of Group 1 Automotive. Inc. Age 67 Director Since: 2005	Other Current Directorships: None	Other Directorships Within The Last Five Years: • Stage Stores, Inc.

Career Highlights:

•  Served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe, and from 1999 until 2005, he served on the supervisory board of Ford Werke AG

•  Previously served as President and Chief Executive Officer of Gulf States Toyota, an independent regional distributor of new Toyota vehicles, parts and accessories

•  Held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly owned by Nissan Motor Co., Ltd.

•  Currently serves on the board of the Greater Houston Partnership

•  Past member of the Board of Trustees of Davidson College

Degrees: B.A. in Psychology, Davidson College; M.B.A, Xavier University

As our President and Chief Executive Officer, Mr. Hesterberg sets the strategic direction of our Company under the guidance of our Board. He has extensive senior executive management experience in the automotive industry. His successful leadership of our Company and extensive knowledge of the automotive industry provides our Board with a unique perspective on the opportunities and challenges we face, and makes him well qualified to serve on the Board.

STEVEN C. MIZELL Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc., a multinational pharmaceutical company Age 61 Director Since: 2021 Independent Director	Other Current Directorships: • Allegion plc	Other Directorships Within The Last Five Years: • Oshkosh Corporation

Career Highlights:

•  Responsible for all aspects of human resources at Merck & Co. since 2018, which has been recognized as one of the Top 10 Best Workplaces in Health Care and Biopharma by Fortune and Great Place to Work, Best Workplace for Innovators by Fast Company; Best Companies for Multicultural Women by Working Mother magazine, Top Veteran-Friendly Companies by U.S. Veterans Magazine and Companies that Care by People Magazine

•  Joined Monsanto, a global leader in sustainable agriculture, as Senior Vice President, Chief Human Resources Officer in 2004; served as Executive Vice President, Chief Human Resources Officer from 2007 to 2018

•  Previously served as Senior Vice President and Chief Corporate Resources Officer for AdvancePCS, a pharmaceutical company

•  Currently serves on the board of the United Way Charmaine Chapman Society of St. Louis

•  Recognized as one of St. Louis’s most influential Diverse Business Leaders

•  National Association of Corporate Directors (NACD) Directorship Certified

Degrees: B.S. in Industrial Management, Georgia Institute of Technology; M.S. in Management, Carnegie Mellon University

Mr. Mizell’s human resource management expertise from his position with an international, publicly traded company makes him well qualified to serve as a member of our Board. His extensive, global leadership experience and knowledge of human capital management provides our Board with valuable insights. Mr. Mizell was identified as a potential Board candidate by a current member of the Board.

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LINCOLN PEREIRA Regional Vice President, Brazil of Group 1 Automotive, Inc. Age 61 Director Since: 2013	Other Current Directorships: • Boa Vista Serviços S.A.-SCPC • Tempo Telecomunicações • Associação Brasileira dos Concessionários BMW • Associação Brasileira dos Distribuidores Toyota	Other Directorships Within The Last Five Years: None

Career Highlights:

•  Served as a legal representative of United Auto do Brasil Ltda, a public auto group operating in São Paulo and controlled by United Auto Group, from 1999 to 2005

•  Previously practiced law with Cunha Pereira Advogados, representing professional athletes and international racecar drivers, from 1995 through 2005

•  Founded Atrium Telecomunicações Ltda, a provider of local exchange telecommunication services, in 1999. Atrium was sold to Telefónica of Spain in December 2004

•  Founded E-Vertical Tecnologia, a leading provider of high tech facilities management services to commercial properties

•  Serves as Vice President of the São Paulo Chamber of Commerce (ACSP)

•  Held numerous positions with various banks, both in Brazil and abroad, from 1978 through 1995

Degree: LL.B, Faculdade de Direito do Largo de São Francisco; London Business School

Mr. Pereira has extensive automotive retailing and manufacturer relations experience, as well as legal, finance, business and management expertise. He also has a deep understanding of the Brazilian finance, trade and legal sectors. Mr. Pereira’s experience and expertise in the automotive industry make him well qualified to serve as a member of the Board.

STEPHEN D. QUINN Former General Partner and Managing Director of Goldman, Sachs & Co. Age 65 Director Since: 2002 Independent Director Audit Committee Financial Expert	Other Current Directorships: • Zions Bancorporation	Other Directorships Within The Last Five Years: • None

Career Highlights:

•  Joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981, where he specialized in corporate finance

•  Served as a General Partner and Managing Director of Goldman, Sachs & Co. from 1990 until his retirement in 2001

Degrees: B.S. in Economics, Brigham Young University; M.B.A., Harvard University Graduate School of Business

Mr. Quinn was selected to serve as a director on our Board due to his valuable financial expertise and extensive experience with capital markets transactions. His judgment in assessing business strategies and the accompanying risks is an invaluable resource for our business model. Mr. Quinn also has significant historical knowledge of our Company as a result of his role at Goldman Sachs, an underwriter for our initial public offering. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

2021 PROXY STATEMENT •	34

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STEVEN P. STANBROOK Former Chief Operating Officer, International Markets of S.C. Johnson, Inc. Age 63 Director Since: 2019 Independent Director	Other Current Directorships: • Imperial Brands plc • Primo Water Corporation	Other Directorships Within The Last Five Years: • Chiquita Brands International, Inc. • Hewitt Associates, Inc.

Career Highlights:

•  Retired from S.C. Johnson, Inc., a global manufacturer and marketer of household products, in 2015, following a distinguished 19-year career serving in various roles, including most recently as Chief Operating Officer, International Markets

•  Previously held a variety of senior leadership positions with both Sara Lee Corporation, including Chief Executive Officer of Sara Lee Bakery, and CompuServe, the leading, global Internet Service Provider

•  Over 30 years of experience operating across the global consumer package goods sector

Degree: HNC in Business Studies, Thames Valley University, U.K.

Mr. Stanbrook was selected to serve on our Board due to his extensive international operational experience and his background in business development. His previous and current board positions on other publicly traded companies, combined with his global operational experience in a variety of senior management positions, have provided him with a wealth of knowledge in dealing with complex strategic, business matters.

CHARLES L. SZEWS Former Chief Executive Officer of Oshkosh Corporation Age 64 Director Since: 2016 Independent Director Audit Committee Financial Expert	Other Current Directorships: • Commercial Metals Company • Allegion plc • Valaris plc	Other Directorships Within The Last Five Years: • Rowan Companies plc

Career Highlights:

•  Joined Oshkosh Corporation, a leading global manufacturer of specialty vehicles and vehicle bodies serving access equipment, defense, fire and emergency, and commercial markets, as Vice President and CFO in 1996; appointed Executive Vice President in October 1997; appointed President and Chief Operating Officer in October 2007

•  Served as Chief Executive Officer at Oshkosh Corporation from January 2011 until his retirement in 2016

•  Vice President and Controller at Fort Howard Corporation during its leveraged buyout

•  Began his career with Ernst & Young

Degree: B.B.A. in Comprehensive Public Accounting, University of Wisconsin – Eau Claire

Mr. Szews was selected to serve on our Board due to his extensive operational and financial experience and his background in public accounting, auditing and risk management. His previous and current board positions on other publicly traded companies have provided many years of audit committee experience, including as chair. Mr. Szews’ extensive financial and audit experience in a variety of senior management positions, combined with his global operational experience in vehicle manufacturing and distribution, including autonomous and electric vehicles, have provided him with a wealth of knowledge in dealing with complex strategic, financial and accounting matters.

2021 PROXY STATEMENT •	35

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ANNE TAYLOR Former Vice Chairman and Managing Partner - Houston of Deloitte, LLP Age 65 Director Since: 2018 Independent Director	Other Current Directorships: • Southwestern Energy Company • Whiting Petroleum Corporation	Other Directorships Within The Last Five Years: • None

Career Highlights:

•  Joined Deloitte, a leading global provider of audit and assurance, consulting, financial advisory, risk advisory, tax and related services in 1987, serving as Regional Managing Partner, Chief Strategy Officer and Global Leader for e-business; served as Vice Chairman and Managing Partner of the Houston office from 2013 until her retirement in 2018; chaired the strategic review of the proposed transaction to separate Deloitte Consulting while serving on Deloitte’s Board of Directors

•  Became the first woman to serve on Deloitte’s US executive committee and the management committee of Deloitte Global

•  Currently serves on the board of Central Houston, Inc. and previously served on the boards of Greater Houston Partnership and United Way of Greater Houston

•  Currently serves on the Board of Directors of Conway Mackenzie and as a consultant for Flynn Heath Leadership

•  Previously served as the strategic partner advisor to the World Economic Forum’s Technology Pioneer Program

Degrees: B.S. and M.S. in Engineering, University of Utah; attended Princeton University, pursuing Ph.D studies in transportation engineering

Ms. Taylor is financially literate and has participated in audit committee meetings of many Deloitte clients. She was selected to serve on our Board due to her management and leadership experience, extensive background in global technology, development and execution of business strategy, and corporate governance experience.

MARYANN WRIGHT Former Group Vice President of Johnson Controls International Age 59 Director Since: 2014 Independent Director	Other Current Directorships: • Maxim Integrated Products, Inc. • Micron Technology, Inc.	Other Directorships Within The Last Five Years: • Delphi Technologies

Career Highlights:

•  Worked for Johnson Controls Power Solutions, the global leader in automotive lead-acid and advanced batteries, from 2007 through 2017, served as Group Vice President of Engineering & Product Development from 2013 through 2017, and Vice President of Technology and Innovation from 2009 to 2013. She served as Vice President and General Manager for Johnson Controls Hybrid Systems business and as CEO of Johnson Controls-Saft from 2007 through 2009.

•  Previously served as Executive Vice President Engineering, Product Development, Commercial and Program Management for Collins & Aikman Corporation

•  Served as Director, Sustainable Mobility Technologies and Hybrid Vehicle Programs at Ford Motor Company from 1988 through 2005; Chief Engineer of the 2005 Ford Escape Hybrid, the industry’s first full hybrid SUV; led the launch of Ford’s first hydrogen-powered fuel cell fleet program

•  Owner of TechGoddess, LLC, a technical consulting firm

•  Board Chair of the Friends of Animals for Metro Detroit

Degrees: B.A. in Economics and International Business and M.S. in Engineering, University of Michigan; M.B.A., Wayne State University

Ms. Wright was selected to serve on our Board because of her extensive experience and her knowledge of the automotive industry, having been named one of the “Leading 100 Women in the Automotive Industry” by Automotive News. Her unique business, manufacturing, engineering and technology background and her extensive global automotive experience make her well qualified to serve as a member of the Board.

Our Board of Directors Recommends a Vote “FOR” the Election of each of the Nominees for Director.

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Proposal 2	Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, our stockholders are entitled to vote during the Annual Meeting to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. As an advisory vote, Proposal 2 is not binding on our Board or the Compensation and Human Resources (“CHR”) Committee, will not overrule any previous decisions made by our Board or the CHR Committee, or require our Board or the CHR Committee to take any future or remedial action. Although the vote is non-binding, the CHR Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Our Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the CHR Committee is tasked with the implementation of our executive compensation philosophy. The core of that philosophy has been and continues to be to pay our named executive officers compensation that is competitive with amounts paid by our peer companies based on individual and Company performance. In particular, the CHR Committee strives to attract, retain and motivate talented executives, to reward past performance measured against established goals, to provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the CHR Committee uses a combination of short- and long-term incentive compensation to reward near-term performance and to encourage our executives’ commitment to our long-range, strategic business goals. It is always the intention of the CHR Committee that our named executive officers be compensated competitively and in a manner that is consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. Our Board believes that our compensation policies and practices are effective in achieving our Company’s goals of rewarding sustained financial and operating performance, leadership excellence and aligning the executives’ long-term interests with those of our stockholders.

We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder vote on the frequency of an advisory vote on executive compensation that took place at our 2019 Annual Meeting of Stockholders, our Board determined to continue holding the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote.

At our 2020 Annual Meeting of Stockholders, 95% of the shares voted on the say-on-pay vote were in favor of the compensation paid to our named executive officers. The CHR Committee believes this vote strongly endorses the compensation philosophy, policies and practices of the Company and, therefore, it did not make any significant changes in the structure of our executive compensation program as a result of this say-on-pay vote.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change of control) is consistent with market practice. We also believe our executive compensation is reasonable and competitive.

As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding our named executive officers’ compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

In light of these reasons, we are recommending that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby Approved.”

Our Board of Directors Recommends a Vote “FOR” the Non-Binding Advisory Approval of our Executive Compensation.

2021 PROXY STATEMENT •	37

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Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

In early 2020, the Audit Committee performed its annual evaluation of the external auditor as part of its responsibilities. After careful consideration, the Audit Committee determined that a different perspective would be beneficial to the Company. The Audit Committee chose not to renew the engagement of Ernst & Young following the filing of the Company’s Annual Report on Form 10-K in February 2020.

Ernst & Young’s reports on the financial statements for fiscal year ended December 31, 2019 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2019 and the subsequent period through February 14, 2020 (the date of Ernst & Young’s dismissal), (i) there were no “disagreements” (as defined in Item 304(a) (1)(iv) of Regulation S-K) with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference thereto in its reports on the consolidated financial statements for such fiscal years; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Following extensive discussion, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) as of February 14, 2020 as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020. The Audit Committee believes that the engagement of Deloitte as the Company’s independent registered public accounting firm for 2021 is in the best interest of the Company and its stockholders. We have been advised by Deloitte that the firm is independent and has no relationship with Group 1 or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Audit Committee has also discussed Deloitte’s independence with Deloitte since its appointment. During the fiscal year ended December 31, 2020, neither the Company nor anyone on its behalf consulted with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. Representatives of Deloitte will be present during the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders. Representatives of Ernst & Young will not be present at the Annual Meeting.

The ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires our receiving the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy and entitled to vote on the proposal. Although ratification is not required by our bylaws or otherwise, as a matter of good corporate governance, we are asking our stockholders to approve the selection of Deloitte as our independent registered public accounting firm. The Board of Directors recommends that stockholders ratify the selection of Deloitte as the independent registered public accounting firm for the Company for 2021. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

Our Board of Directors recommends a vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021.

2021 PROXY STATEMENT •	38

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Audit and Other Fees

Set forth below is a summary of fees paid for professional services provided by Deloitte for services related to fiscal year ended December 31, 2020. In determining the independence of Deloitte, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

Type of Fees	2020
Audit Fees(1)	$2,125,000
Audit Related Fees(2)	100,000
Tax Fees(3)	308,000
All Other Fees(4)	—
TOTAL	$2,533,000

(1)	Audit fees consisted of amounts accrued for services performed in association with the integrated audit of the Company’s consolidated financial statements for 2020 and attestation of the effectiveness of the Company’s internal controls over financial reporting (including required quarterly reviews). Other procedures included consultations on audit or accounting matters that arise during or as a result of the audit or quarterly reviews. Also included in audit fees are amounts accrued for assurance and related services that are related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of statutory audits. Audit fees exclude reimbursed expenses of $63,000 for 2020, in conjunction with their services.
(2)	Included in Audit Related Fees are amounts billed for assurance and related services that are related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of statutory audits, services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities.
(3)	Tax fees consisted of amounts billed in 2020 for tax planning and consultation and tax compliance services.
(4)	There were no other fees in 2020.

Set forth below is a summary of fees paid for professional services provided by Ernst & Young for services related to fiscal year ended December 31, 2019. In determining the independence of Ernst & Young, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Type of Fees	2019
Audit Fees(1)	$2,519,800
Audit Related Fees(2)	—
Tax Fees(3)	81,400
All Other Fees(4)	—
TOTAL	$2,601,200

(1)	Audit fees consisted of amounts accrued for services performed in association with the integrated audit of the Company’s consolidated financial statements for 2019 and attestation of the effectiveness of the Company’s internal controls over financial reporting (including required quarterly reviews). Other procedures included consultations relating to the audit or quarterly reviews. Also included in audit fees are amounts accrued for assurance and related services that are related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of statutory audits, services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Audit fees exclude reimbursed expenses of $35,500 for 2019, to Ernst & Young in conjunction with their services.
(2)	There were no audit related fees in 2019.
(3)	Tax fees consisted of amounts billed in 2019 for tax preparation and compliance services.
(4)	There were no other fees in 2019.

The Audit Committee considered whether the provision of these services was compatible with maintaining Ernst & Young’s independence and Deloitte’s independence, and has determined such services for fiscal 2019 and 2020 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7) of Rule 2-01 of Regulation S-X under the Exchange Act.

The Audit Committee has established a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee had given its annual approval for the provision of audit services by Ernst & Young for 2019 and by Deloitte for 2020, and had also given its approval for up to a year in advance for the provision of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget.

Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. All of the services listed above were pre-approved pursuant to this policy.

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Report of the Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, selection of the independent registered public accounting firm and the integrity of Group 1’s financial reports. The Board of Directors, upon the recommendation of its Governance & Corporate Responsibility Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.

Each year, the Audit Committee reviews the work and status of its independent accounting firm with the Company. In 2019, after careful consideration, the Audit Committee determined that a different perspective with in-depth auto retail experience would be beneficial to the Company. The Audit Committee reviewed the qualifications of the remaining public accounting firms with experience in our industry and decided to interview Deloitte & Touche LLP. After several discussions between the Audit Committee, members of our senior management team and members of Deloitte who would service our account, the Audit Committee decided to retain the accounting services of Deloitte for the fiscal year beginning in 2020. Deloitte also provides non-audit services, including among others, tax planning and consultation and tax compliance.

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the charter on an annual basis. Based on the recommendation of the Audit Committee, the Board approved updates to the Audit Committee charter at a regularly scheduled meeting in February 2021. The Audit Committee charter is posted on our website, www.group1auto.com, and you may obtain a printed copy of the Audit Committee charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

The Audit Committee assists the Board’s oversight and monitoring of the Company’s system of internal controls, including the internal audit function. The Audit Committee discussed with our internal auditors the overall scope and plans for the 2020 audit. At each Audit Committee meeting, the Audit Committee is provided the opportunity to meet with the internal auditor with, and without, management present. During 2020, management made updates to its internal control documentation for changes in internal control and completed its testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee has kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received updates provided by management and the independent auditor at each regularly scheduled Audit Committee meeting and met in executive session separately with the internal and the independent auditor to discuss the results of their examinations, observations and recommendations regarding internal control over financial reporting.

The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its stockholders. The Audit Committee participates in the selection of the lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any), through in-person meetings with the Lead Partner, and through discussion between the Audit Committee and management regarding the selection of the Lead Partner.

The Audit Committee has reviewed and discussed with management and Deloitte, our audited financial statements as of and for the year ended December 31, 2020. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

Deloitte submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning its independence. The Audit Committee discussed with Deloitte such firm’s independence. The Audit Committee also considered whether the provision of non-audit services to our Company by Deloitte was compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,

Carin Barth (Chairman)
Stephen D. Quinn
Steven P. Stanbrook
Charles L. Szews
Anne Taylor

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Executive Officers

Except as described under the heading “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”, our named executive officers serve at the discretion of our Board. The following table sets forth certain information as of the date of this proxy statement regarding our named executive officers:

Name	Age	Position
Earl J. Hesterberg	67	President and Chief Executive Officer
Daryl A. Kenningham	56	President, U.S. and Brazilian Operations
Daniel J. McHenry(1)	46	Senior Vice President and Chief Financial Officer
John C. Rickel(2)	59	Former Senior Vice President and Chief Financial Officer
Frank Grese, Jr.	69	Senior Vice President, Human Resources, Training and Operations Support
Peter C. DeLongchamps	60	Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

(1)	Effective August 15, 2020, Mr. McHenry was promoted to Senior Vice President and Chief Financial Officer, having served as Finance Director of Group 1 Automotive UK Limited, since 2007.
(2)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer, effective August 14, 2020, when he transitioned to the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

Mr. Hesterberg’s biographical information may be found on page 33 of this proxy statement.

DARYL A. KENNINGHAM President, U.S. and Brazilian Operations Appointed in: 2019	Previous Group 1 Positions Held: • President, U.S. Operations from 2017 to 2019 • Regional Vice President – West Region from 2016 to 2017 • Regional Vice President – East Region from 2011 to 2016

Experience:

•	Prior to joining Group 1, he most recently served as Chief Operating Officer of Ascent Automotive
•	Held a variety of executive positions from 1998 to 2011, including Senior Vice President of Gulf States Toyota, President of Gulf States Financial Services, and President of USA Logistics (previously known as Gulf States Transportation)
•	Began his career at Nissan Motor Corporation in 1988

Degrees: B.A. in Psychology, University of Michigan; M.B.A, University of Florida

DANIEL J. MCHENRY Senior Vice President and Chief Financial Officer Appointed in: 2020	Previous Group 1 Positions Held: • U.K. Finance Director from 2007 to 2020

Experience:

•	Member of the Association of Charted and Certified Accountants in the U.K.
•	Joined Chandlers BMW in 2004 before its acquisition by Group 1 in 2007
•	Prior to entering the auto retail business, he spent five years with KPMG

Degrees: BSc in Economics, Queens University Belfast; MSc in Accounting & Management, Southampton University

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JOHN C. RICKEL Former Senior Vice President and Chief Financial Officer Appointed in: 2005 Retired in 2020	Previous Group 1 Positions Held: • None

Experience:

•	Serves on the Board of Directors of U.S. Xpress, a large truckload carrier providing services primarily throughout the United States
•	Held a number of positions with Ford Motor Company from 1984 to 2005 including serving as Chief Financial Officer of Ford Europe
•	From 2002 to 2004, he served as Chairman of the Board of Directors of Ford Russia and a member of the Board of Directors of Ford Otoson, a publicly traded automotive company located in Turkey and owned 41% by Ford

Degrees: B.S.B.A. in Finance and M.B.A, The Ohio State University

FRANK GRESE, JR, Senior Vice President of Human Resources, Training and Operations Support Appointed in: 2016	Previous Group 1 Positions Held: • Regional Vice President – West Region from 2006 to 2016 • Platform President of Group 1 Atlanta from 2004 to 2005

Experience:

•	Immediately prior to joining Group 1 in 2004, he served as Director of Dealership Operations for a large, private dealer group
•	Previously held various executive positions, including Chief Operating Officer and District President, with large public and private dealer groups
•	Joined Nissan in 1982, where he ultimately served as National Dealer Advertising Manager until 1986
•	Began his automotive career in the Ford Management Training Program in 1974

Degree: B.A. in Journalism, University of Georgia

PETER C. DELONGCHAMPS Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs Appointed in: 2018

Previous Group 1 Positions Held:

•  Vice President, Manufacturer Relations, Financial Services and Public Affairs from 2012 to 2017

•   Vice President, Manufacturer Relations and Public Affairs from 2006 to 2011

•   Vice President, Manufacturer Relations from 2004 to 2005

Experience:

•	Prior to joining Group 1, he was President of Advantage BMW, a Houston-based automotive retailer, from 1997 to 2004
•	Began his automotive retailing career in 1980, having held several positions, including District Manager for General Motors Corporation and Regional Operations Manager for BMW of North America
•	Serves on the Board of Directors of Junior Achievement of Southeast Texas, Houston Christian High School and the Texas Bowl

Degree: B.B.A. in Marketing, Baylor University

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2020 Compensation Discussion and Analysis

Through the unprecedented year of 2020, Group 1 adapted, evolved, and emerged stronger as a Company. Our team worked tirelessly to navigate the unique challenges of the COVID-19 pandemic, executing an aggressive cost reduction plan to preserve liquidity in our U.S., U.K. and Brazil regions and making significant investments to keep our employees and customers safe. As a result of reengineering its processes, the Company achieved solid results in 2020, which included revenue of $10.9 billion and an earnings per share of $15.51, an increase of 66.0% as compared to 2019. Our solid performance was the result of the continued focus by executive management and the operating team on the controllable elements of our business model.

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Human Resources Committee (the “CHR Committee”) has made under those programs and the factors considered in making those decisions. As discussed in greater detail below, our compensation plans are designed to reward our named executive officers for the achievement of these results for our Company and our stockholders. The Compensation Discussion and Analysis focuses on the compensation of our named executive officers as of December 31, 2020, who were:

•	Earl J. Hesterberg — President and Chief Executive Officer;
•	Daryl A. Kenningham — President, U.S. and Brazilian Operations;
•	Daniel J. McHenry — Senior Vice President and Chief Financial Officer;
•	John C. Rickel — Former Senior Vice President and Chief Financial Officer;
•	Frank Grese, Jr. — Senior Vice President, Human Resources, Training and Operations Support; and
•	Peter C. DeLongchamps — Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs.

Compensation and Corporate Governance

The CHR Committee continuously reviews best practices in executive compensation and has made several adjustments to elements of our compensation programs over the past several years to further align our executive compensation structure with our stockholders’ interests and current governance practices, including:

COMPENSATION HIGHLIGHTS

Role of the Compensation and Human Resources Committee, its Consultant and Management

Our Board has entrusted the CHR Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and our Senior Vice President, Human Resources, Training, and Operations Support also play a role in the implementation of the executive compensation process, by overseeing the performance and dynamics of the executive team and keeping the CHR Committee informed. All final decisions regarding our named executive officers’ compensation remain with the CHR Committee, except in the case of our Chief Executive Officer. The CHR Committee determines and approves compensation for our Chief Executive Officer based on his performance evaluation, and after consultation with the independent members of the Board.

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The CHR Committee has engaged Pearl Meyer & Partners, LLC (“PM&P”), an executive compensation firm, to serve as its independent compensation consultant and to advise on executive compensation matters. In 2018, PM&P was engaged to conduct a competitive compensation analysis for the named executive officers, which was used in making 2019 and 2020 compensation decisions. During that time, PM&P reviewed compensation data for our peer companies in comparison to our current compensation practices and made recommendations to the CHR Committee. The ongoing services of PM&P generally include advising on the design of our executive compensation program and evolving industry practices, providing market data and analysis regarding the competitiveness of our executive compensation program, and evaluating proposed compensation decisions and program updates. PM&P also attends certain meetings of the CHR Committee or has discussions with members of the CHR Committee or its Chair throughout the year to assist with the review and discussion of executive compensation matters.

The CHR Committee retains PM&P directly, although in carrying out assignments PM&P may interact with our management when necessary and appropriate. PM&P does not provide any services to our Company other than executive compensation consulting services. The CHR Committee has determined that no conflict of interest exists between PM&P and our Company. Please see “Information About our Board of Directors and its Committees — Compensation and Human Resources Committee” for additional information on the role of the CHR Committee, its consultant and management in setting executive compensation.

Objectives of Our Executive Compensation Program

COMPENSATION PHILOSOPHY

The CHR Committee believes that the most effective executive compensation program is one designed to recruit, retain and motivate capable leadership and reward those individuals upon the achievement of their personal and functional objectives, as well as upon our Company’s achievement of specific annual, long-term and strategic goals. The CHR Committee evaluates both market competitiveness, as well as individual and Company performance, to ensure that we maintain our ability to attract, retain and motivate talented employees in key positions. By maintaining competitive compensation and rewarding for performance, the CHR Committee strives to support our overall business objectives and provide our stockholders with a superior rate of return over time. As we continue to focus on delivering strong financial results, we remain committed to doing so in a way that is consistent with our Company’s values and respects the communities and environments in which we operate.

Our strategic business focus during the fiscal year ended December 31, 2020 consisted of the following objectives:

increasing total same store gross profit through focused efforts in the new vehicle, used vehicle, finance and insurance, parts, service and collision departments;
continuing to consolidate key operating processes and systems to improve our customer responsiveness, provide omni-channel sales abilities (Acceleride®), create greater efficiencies and reduce expenses;
maintaining a cost level that aligns with the anticipated level of business activity;
implementing additional health and safety measures to protect our employees in response to the COVID-19 pandemic; and
seeking strategic acquisition and divestiture opportunities within the automotive retail market so that we can continue to optimize our business operations in the U.S., the U.K. and Brazil.

Our named executive officers’ individual or functional goals for the fiscal year ended December 31, 2020 generally consisted of one or more of the following criteria, which provide support for our business objectives:

sustain sales momentum;
maximize strategies of recently acquired dealership operations;
continue to strengthen our processes and management for improved operating effectiveness and efficiency;
control costs and expenses as sales levels fluctuate;
dispose of underperforming dealerships and deploy the proceeds into other capital appreciation opportunities with better return potential; and
drive the capital allocation process, which seeks investments that maximize return to our stockholders.

STOCKHOLDER INPUT ON EXECUTIVE COMPENSATION MATTERS

In accordance with applicable law and as described in more detail in Proposal 2 above, our stockholders have the right to vote, on an advisory non-binding basis, on the approval of the compensation of our named executive officers at specified intervals (the “say-on-pay vote”). Stockholders last voted on this matter at the 2020 Annual Meeting of Stockholders. In accordance with the frequency vote at the 2017 Annual Meeting of Stockholders we hold our say-on-pay vote every year. In 2020, 95% of the votes cast were in favor of our executive compensation program; therefore the CHR Committee did not make any significant changes to our compensation program as a result of such a vote. The Committee will continue to consider on an annual basis the vote results for say-on-pay proposals when making compensation decisions for our named executive officers.

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In addition to such consideration given to the results of the say-on-pay vote, at various times throughout the year the CHR Committee considers any input it may receive from stockholders and other stakeholders, and more general developments in executive compensation principles, in the development and implementation of the Company’s executive compensation philosophy, policies and programs. For additional information on the say-on-pay vote with respect to the compensation paid to our named executive officers in 2020, see Proposal 2 above.

MARKET ANALYSIS

We periodically engage PM&P to conduct an independent market-based analysis of our executive compensation program. The market analysis process involves the comparison of long-term, short-term and total compensation with a selected group of peer companies (“Peer Companies”). Compensation data was compared at the 25th, 50th and 75th percentiles of the market.

While we do not think it is appropriate to establish compensation based solely on market analysis, we believe that the practice of comparing our compensation program to the programs of our peers can be useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, comparison analysis allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our objectives of maintaining competitive compensation to ensure retention and assists in aligning compensation with stockholder interests.

Our Peer Companies include all of the publicly traded automotive consolidators and specialty retailers associated with automotive sales, and automotive parts and service against whom we most directly compete for executive talent. The list of our Peer Companies is periodically reviewed and updated by the Committee. Our 2020 Peer Companies were:

•	Advance Auto Parts, Inc.	•	Lithia Motors, Inc.
•	Asbury Automotive Group, Inc.	•	LKQ Corporation
•	AutoNation, Inc.	•	O’Reilly Automotive, Inc.
•	AutoZone, Inc.	•	Penske Automotive Group, Inc.
•	CarMax, Inc.	•	Rush Enterprises, Inc.
•	Genuine Parts Company	•	Sonic Automotive, Inc.

When evaluating the compensation data and making compensation decisions, the CHR Committee has taken into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, when calculating a market value, the CHR Committee has considered other differences between our Peer Companies and us, such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors. However, any application of market analysis data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our named executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The CHR Committee’s use of market analysis data for specific compensation components is described in more detail below.

TALLY SHEETS

In 2020, compensation tally sheets for the named executive officers were prepared by our human resources department and reviewed by the CHR Committee and PM&P. This review consists of a twelve month summary of cash compensation earned, employee benefits provided, stock granted (with value at grant), and value of stock released (with value at release). Total shares and present value of unvested equity awards are also presented for review. Information from these tally sheets was considered by the CHR Committee in making compensation decisions for the named executive officers, as well as guiding the design of cash and non-cash compensation and benefit programs. The CHR Committee specifically used tally sheets in the following contexts for each named executive officer:

•	To determine the historical value of compensation paid;
•	To determine the value of equity-based compensation stock awards forfeited in the event of a voluntary termination when making decisions regarding grants to encourage retention;
•	To understand total compensation potentially payable to the named executive officers under all possible scenarios, including death/disability, retirement, voluntary termination, termination with and without cause and changes of control; and
•	To ensure that the structure of pay at different levels is fair and appropriate.

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Compensation Components

COMPENSATION PROGRAM STRUCTURE

We have developed and implemented an executive compensation program that directly aligns the interests of our named executive officers with the long-term interests of our stockholders. The objectives of the Company’s executive compensation program are to attract, motivate and retain talented executive officers who will improve the Company’s performance and provide long-term strategic leadership. Our executive compensation program includes annual cash compensation and long-term equity-based compensation. Annual cash compensation consists of annual base salary and payments under our annual cash incentive plan. Our long-term equity-based compensation consists of equity awards made under our long-term incentive plan. In addition, our named executive officers are eligible to (i) participate in our health and welfare plans, our Employee Stock Purchase Plan and our retirement plans (401(k) Savings Plan and Deferred Compensation Plan), (ii) receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and (iii) receive perquisites and other personal benefits as described under “Other Benefits” below.

NEO compensation is composed of three primary components:

Approximately 87% of Mr. Hesterberg’s 2020 total compensation was variable and/or at-risk compensation, including 25% of long-term incentives in the form of performance stock awards.

2020 CEO COMPENSATION ELEMENTS

COMPENSATION CHANGES IN RESPONSE TO COVID-19

The CHR Committee did not make significant changes to our compensation strategy for fiscal 2020 in response to the COVID-19 pandemic. However, as part of its capital preservation efforts in response to the COVID-19 pandemic, effective April 1, 2020, the Company reduced base salaries of executive officers and corporate and field support personnel, and eliminated the cash component of the Board’s compensation. The Company also suspended the employer matching contributions under the Group 1 Automotive, Inc. 401(k) Plan and reduced the declared interest rate from 8.0% to 3.0% under the Group 1 Automotive, Inc. Deferred Compensation Plan.

Following improvements in economic indicators and after reviewing reports pertaining to the Company’s financial status, effective September 1, 2020, base salaries were restored for corporate and field support personnel. The CHR Committee also approved reinstatement of base salaries for members of executive management effective September 15, 2020. Effective October 1, 2020, the CHR Committee reinstated Mr. Hesterberg’s base salary, and the cash component of the Board of Director’s compensation, increased the Deferred Compensation Plan rate of return from 3.0% to 4.0% and reinstated the 401(k) Plan employer matching contributions. There was no recoupment by employees or the directors of the temporary compensation reductions. Effective November 1, 2020, the CHR Committee increased the declared interest rate from 4.0% to 8.0%.

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BASE SALARY

Design

We provide our named executive officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our named executive officers at levels that are competitive with comparable companies for the skills, experience and requirements of similar positions, using market analysis as previously discussed, in order to attract and retain top talent. So as to achieve this goal, we have generally sought to provide base salaries that fall near the 50th percentile of our Peer Companies. We believe this supports competitive compensation and ensures retention. To ensure that each officer is appropriately compensated, the CHR Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. Individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, local market conditions, individual performance and experience, and our financial performance.

2020 Results and Fiscal 2021 Changes

In November 2019, the CHR Committee elected to increase the base salaries for our named executive officers effective January 1, 2020, to levels that remained near the 50th percentile compensation of our Peer Companies. However, due to the economic and operational concerns over the anticipated negative implications of the COVID-19 outbreak, our senior executive officers elected to take a voluntary decrease in their base salaries. Accordingly, the base salaries for our named executive officers were decreased, effective April 1, 2020, as follows: Mr. Hesterberg – 50%, Mr. Kenningham – 35%, and Messrs. Rickel, Grese and DeLongchamps – 20%. Mr. McHenry’s base salary was reduced by 10% while he was still serving as Finance Director in the U.K., but his base salary following his promotion effective August 15, 2020 to Senior Vice President and Chief Financial Officer was not impacted. Salaries were restored to January 1, 2020 levels for Messrs. Kenningham, Rickel, Grese and DeLongchamps, effective September 15, 2020, and for Mr. Hesterberg effective October 1, 2020.

In November 2020, after reviewing the tally sheets and certain economic conditions affecting the Company, the CHR Committee elected to increase the base salaries for our named executive officers effective January 1, 2021 to levels that remained near the 50th percentile compensation of our Peer Companies. Accordingly, the base salaries for our named executive officers were increased as noted in the table below:

Named Executive Officer	2019 Base Salary ($)	2020 Base Salary ($)		Adjusted Base Salary in Response to COVID-19 ($)	2021 Base Salary ($)
Earl J. Hesterberg	1,150,000	1,200,000		600,000	1,240,000
Daryl A. Kenningham	655,200	720,000		468,000	760,000
Daniel J. McHenry(1)	—	575,000	(1)	—	575,000
John C. Rickel(2)	629,700	650,000		492,000	—
Frank Grese, Jr.	595,400	615,000		520,000	633,450
Peter C. DeLongchamps	492,650	515,000		412,000	530,450

(1)	Reflects Mr. McHenry’s base salary upon becoming Senior Vice President and Chief Financial Officer, effective August 15, 2020. His 2020 base salary (not reflected in the chart) was reduced by 10% while he was still serving as Finance Director in the U.K., but the base salary he received upon becoming Senior Vice President and Chief Financial Officer was not impacted. His base salary for 2021 was not increased.

(2)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer, effective August 14, 2020, when he transitioned to the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

ANNUAL INCENTIVE COMPENSATION PLAN

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to persons who are most responsible for such performance, and to motivate and reward achievement of Company and individual or functional performance objectives. Meaningful, performance-related goals are established so that attaining or exceeding the performance targets is not assured, requires significant effort by each of our named executive officers, and if accomplished, contributes to the ongoing overall improvement and success of the Company.

For 2020, the annual incentive compensation plan was based upon achievement of financial and individual, or functional, goals approved at the beginning of the year by the CHR Committee. The financial and mission-based portions of the annual incentive awards could be awarded independently so that achievement of one was not predicated on the achievement of the other. There is, however, a minimum financial goal established by the CHR Committee at the beginning of each year which has to be achieved before any incentive award is paid.

The following is a description of the 2020 performance metrics under the annual incentive compensation plan:

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Financial Goal

For 2020, the financial goal portion of our annual incentive compensation plan was based on achievement of adjusted net income.* Under the 2020 annual incentive compensation plan, the CHR Committee may, in its sole discretion, adjust the Company’s adjusted net income when determining achievement of the financial goal metric for extraordinary or unusual items that would be included in our annual operating results, but not typically considered at the time the targets were set, such as certain asset impairments or extraordinary dilutive events which materially affect adjusted net income.

The CHR Committee believes that adjusted net income is the best metric for our financial goal portion of the annual incentive compensation plan, because it incentivizes our named executive officers to maximize stockholder return and only rewards our named executive officers if our stockholders are rewarded. Further, no payments are made under the financial goal portion of the award unless a threshold level of adjusted net income is achieved. The threshold, target and maximum levels of performance for the adjusted net income metric set by the CHR Committee for 2020 were as follows:

	Threshold ($)	Target ($)	Maximum ($)
Adjusted Net Income	210.0 million	220.0 million	230.0 million

*	Please see Appendix A for an explanation and reconciliation of these non-GAAP measures.

Mission-based Goals

Mission-based goals typically include specific goals that are related to the individual’s functional area and are established at the beginning of each fiscal year jointly by the named executive officer and our Chief Executive Officer and reviewed by the CHR Committee, or in the case of the Chief Executive Officer, by the CHR Committee and the Board. These goals are integral toward achieving key business objectives, such as those listed on page 44 which help improve our financial performance, promote corporate efficiencies and contribute to the growth of our Company. In 2020, the following mission-based goals were assigned to each of our named executive officers:

Name	Individual/Functional Performance Targets
Earl J. Hesterberg	• Achieve meaningful profit improvement in U.S. operations
• Focus on U.K. support organization, including consolidated call center, central marketing team and aftersales support group; Hire experienced U.K. managing director
• Achieve meaningful profit improvement in U.K. operations
• Achieve selling, general and administrative cost reduction target
Daryl A. Kenningham	• Develop and implement succession plan for key operating leaders
• Increase U.S. aftersales gross profit
• Increase U.S. used vehicle gross profit
• Develop management capabilities and improve operating execution in Brazil
• Improve variable compensation as a % of gross profit
• Achieve selling, general and administrative cost reduction target
Daniel J. McHenry	• Lead strategic asset review with CEO
• Support U.K. management team in development of 2021 budget/measurement of 2020 cost objectives
• Collaborate with President, U.S. and Brazillian Operations in development of 2021 budget
• Support transition of new finance directors in the U.K. and Brazil
• Achieve selling, general and administrative cost reduction target
John C. Rickel(1)	• Implement bond replacement strategy
• Lead strategic review of Company assets
• Develop and implement IT security actions
• Support operating team to improve variable compensation as a % of gross profit
• Achieve selling, general and administrative cost reduction target

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Name	Individual/Functional Performance Targets
Frank Grese, Jr.	• Coordinate with procurement department to identify and achieve cost savings goal
• Improve employee retention for key dealership personnel
• Support greater employee engagement and development through employee recognition programs
• Achieve recruiting objectives for dealership service employees
• Support service development center to achieve improved efficiency; improve CDC closing rates
• Expand employee training program to include leadership training for key dealership personnel
• Achieve selling, general and administrative cost reduction target
Peter C. DeLongchamps	• Achieve F&I per retail unit target
• Maintain capital expenditure projects within budget while maintaining positive relationships with manufacturers
• Focus on corporate philanthropy efforts
• Continued focus on communication and relationships with manufacturers and investment community
• Achieve selling, general and administrative cost reduction target

(1)	As part of his retirement agreement, Mr. Rickel was not eligible for a payout under the Company’s 2020 annual incentive compensation plan.

The CHR Committee determined that for 2020 as long as adjusted net income was at least $180.0 million, the mission-based portion of the award would be payable from 0% to 100% according to individual goal achievement levels. As a result, assuming all mission-based goals were attained, the following table sets forth the threshold, target and maximum annual incentive compensation plan potential payouts for 2020, as a percentage of base salary. The target performance level was set such that, if attained, the total cash compensation paid to our named executive officers would approximate the median paid to named executive officers at our Peer Companies.

	How the Annual Incentive is Paid (as a % of Salary)
		Financial Based			Total Opportunity (Assumes 100% Payout on Mission Based)
Named Executive Officer	Mission Based	Threshold	Target	Max	Threshold	Target	Max
Earl J. Hesterberg	50.0%	25.0%	50.0%	150.0%	75.0%	100.0%	200.0%
Daryl A. Kenningham	50.0%	25.0%	50.0%	100.0%	75.0%	100.0%	150.0%
Daniel J. McHenry(1)	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%
John C. Rickel	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%
Frank Grese, Jr.	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%
Peter C. DeLongchamps	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%

(1)	Pursuant to his offer letter with the Company, entered into on June 1, 2020, effective as of his appointment date, Mr. McHenry became eligible for an annual bonus at a maximum opportunity level of 115% of his base salary.

Results

For 2020, we achieved the maximum level of our financial goal (adjusted net income). Adjusted net income was $333.5 million, exceeding the maximum target performance level of $230.0 million.

In connection with its review of the performance of our Chief Executive Officer, the CHR Committee determined that Mr. Hesterberg had achieved 100% of his 2020 mission-based goals, resulting in a 100% payment of the mission-based payout. Following extensive discussion with our Chief Executive Officer regarding his evaluation of the performance of our named executive officers, in accordance with the discretion granted to the CHR Committee, the CHR Committee determined that in light of the pandemic, priorities for 2020 shifted and the relevant goals for Messrs. Kenningham, McHenry, Grese and DeLongchamps were met, resulting in 100% payout of the mission-based payout. In making these determinations, the CHR Committee specifically considered each named executive officer’s leadership in achieving each of the goals. As part of his retirement agreement, Mr. Rickel was not eligible for a payout under the Company’s 2020 annual incentive compensation plan.

Based on the CHR Committee’s evaluation of the performance of each of our named executive officers, it determined the degree to which each named executive officer had achieved his goals and the following amounts of incentive compensation were paid with respect to the 2020 year:

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2020 EARNED ANNUAL INCENTIVE COMPENSATION(2)

(1)	The % of salary is based on employee salaries on December 31, 2020 with the exception of Mr. McHenry’s salary which is a blend of his U.K. salary and Group 1 corporate salary. This does not take into consideration any voluntary salary reductions taken during 2020.

(2)	As part of his retirement agreement, Mr. Rickel was not eligible for a payout under the Company’s 2020 annual incentive compensation plan.

Annual Incentive Compensation Plan Changes for Fiscal 2021

In February 2021, the CHR Committee reviewed the performance metrics (mission-based and financial-based) under the Company’s Annual Incentive Compensation Plan. The CHR Committee continues to believe that the mission-based goals set for each of the Company’s named executive officers are integral toward achieving key business objectives and contribute to the growth of the Company. The CHR Committee discussed a variety of financial metrics and determined that adjusted annual net income (as disclosed in the fourth quarter earnings release filed with the Securities & Exchange Commission following year-end), continues to be an appropriate metric for aligning the management team’s financial-based goals with the Company’s success for 2021.

LONG TERM EQUITY INCENTIVE COMPENSATION

Design

To align the compensation of our named executive officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our named executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan, as amended (the “LTIP”).

We believe that restricted stock, subject to time-based vesting requirements, appropriately aligns management’s interests with those of our Company and our stockholders, while helping to motivate and retain key members of our management team. Additionally, beginning in 2019, after extensive discussions between the CHR Committee and the compensation consultant, the CHR Committee determined that the annual equity awards made to certain executive officers should include a performance-based award component. Accordingly, 25% of each NEO’s equity compensation annual grants under the LTIP is subject to performance-based criteria under performance shares. These performance shares have been granted at the recommendation of our compensation consultant in order to better align our incentive compensation with the incentive compensation of our peers.

When determining the size of the awards, we typically consider amounts that would provide our named executive officers with long-term incentive opportunities that, when performance is above target, results in pay above the median of our peer companies. We then take into account individual performance, the position and value of the named executive officer to our Company, experience and length of service to us, our desire to incentivize the officer to remain with our Company, and the amount of equity previously awarded to the officer.

Restricted Stock Awards

Vesting of equity-based awards are intended to facilitate retention, and the restricted stock shares vest over a five-year period with the restrictions relating to the awards lapsing 40% after two years and 20% in each year thereafter. Since 2008, our vesting provisions have been based on the passage of time. Under the terms of the current restricted stock award agreements, in the event of death or disability of any employee with unvested awards, all granted but unvested restricted stock awards will automatically vest.

In addition, in the event of a “qualified retirement,” which is a retirement after a minimum of ten years of service with our Company and the executive attaining the age of 63, upon satisfaction of a two year non-compete and certain non-disclosure covenants, all unvested shares of restricted stock or restricted stock units (granted in prior years) held by the named executive officer as of his retirement date will vest. However, beginning with awards granted in 2018, any restricted stock granted to the executive must have been received at least six months prior to his notification of his intent to terminate his employment due to Qualified Retirement, and at least six months prior to the effective retirement date, in order to be eligible for vesting as provided above.

Performance Share Awards

We designed 50% of the performance shares or 12.5% (50% x 25%) of the total annual equity-based grant, to be based on Group 1’s return on invested capital (“ROIC”), and 50% of the performance shares of the equity award or 12.5% of the total annual equity-based grant to be based on the Company’s total shareholder return (“TSR”) relative to a group of five domestic automotive retailers.

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The performance period for grants made in 2020 is two fiscal years (2020 and 2021), but the time-based vesting period for the performance shares is three years. The CHR Committee will certify performance at the February 2022 meeting following the end of the two-year performance period, and any awards that became eligible to vest as a result of performance will remain subject to a time-based vesting requirement until year-end. Full vesting of any performance shares earned will vest December 31, 2022.

The 2020 awards were generally designed to vest from 0% to 200% of the target award granted, based on performance. However, the awards were also granted with a supplemental cap on the maximum value, rather than number of shares, that could become settled with respect to the award. Notwithstanding the performance levels actually achieved during the performance period, the maximum fair market value of the shares (or restricted stock, as further described below) that may be issued with respect to the performance share award may not exceed four times the fair market value of the target number of shares originally granted to the named executive officer (the “Maximum Value”). The Maximum Value is calculated separately with respect to each half of the award that is subject to a separate performance measure. If the fair market value of the number of shares (or restricted stock, as applicable) exceeds that Maximum Value with respect to one or both halves of the award, the shares will be reduced to a number of whole shares that is equal to or less than the Maximum Value relating to the applicable half or halves of the award.

The performance share agreements under the LTIP for our named executive officers provide that upon a named executive officer’s termination due to death or disability, the performance shares will pay out following the performance period based on actual performance. If a named executive officer’s employment is terminated due to a planned retirement (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the named executive officer’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment will result in a forfeiture of the performance shares without payment.

2020 Awards

In February 2020, the CHR Committee reviewed the tally sheets and the competitive analysis prepared by PM&P to determine how each named executive officer’s base and total compensation compared to their peers and in order to assess all elements of each executive’s pay relative to total compensation. The CHR Committee also considered each executive’s current equity position for purposes of reward and retention and considered other factors, such as size of previous awards, contribution to corporate results, leadership and Company performance during the year when making the decision as to the size of the equity award for each named executive officer. Based on the analysis and review described above, on February 17, 2020, the CHR Committee granted the following restricted stock and performance share awards to the named executive officers:

	2020 Long Term Equity Incentive Compensation
Named Executive Officer	Restricted Stock Awards (#)	Value(3) ($)	Performance Share Awards (#)	Value(3) ($)
Earl J. Hesterberg	27,479	2,699,949	9,160	900,016
Daryl A. Kenningham	13,358	1,312,490	4,453	437,530
Daniel J. McHenry(1)	4,611	450,026	—	—
John C. Rickel(2)	7,633	749,980	2,545	250,059
Frank Grese, Jr.	5,343	524,976	1,781	174,992
Peter C. DeLongchamps	5,343	524,976	1,781	174,992

(1)	In connection with Mr. McHenry’s promotion to Chief Financial Officer, he was granted an award of 2,067 shares of restricted stock on August 20, 2020; he previously received a restricted stock award of 2,544 shares in February 2020.

(2)	As part of his retirement agreement, Mr. Rickel forfeited the performance share awards granted to him in 2020.

(3)	Value of awards reflect market rates on date of grant.

For more information on the 2020 equity awards, please see the section entitled “Executive Compensation — Grants of Plan-Based Awards in 2020.”

401(K) PLAN

We maintain the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist eligible employees in providing for their retirement. Matching contributions may be in the form of cash or shares of our common stock or a combination of both, as determined by the CHR Committee. All of our matches have been in cash for all employees. Amounts that we contributed to each named executive officer’s 401(k) Savings Plan account are disclosed within the Summary Compensation Table. Effective April 1, 2020, the CHR Committee suspended matching contributions for all plan participants due to the economic and operational concerns over the anticipated negative implications of the COVID-19 outbreak. The CHR Committee reinstated matching contribution levels for prospective contributions, effective October 1, 2020.

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EMPLOYEE STOCK PURCHASE PLAN

Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our named executive officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market, provided that the maximum number of shares that may be purchased by an employee shall not exceed 3,000 shares of common stock per quarter. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing stockholder value. These shares may not be sold by the employee for a minimum of six months following purchase.

DEFERRED COMPENSATION PLAN

The Group 1 Automotive, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, and other key employees. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. One investment option is a declared interest rate which was initially set by the CHR Committee at 8.0% for 2020. Effective April 1, 2020, the CHR Committee reduced this declared interest rate to 3.0% in connection with the anticipated negative implications of the COVID-19 outbreak, but this rate was later restored to 4.0% effective October 1, 2020, and fully restored to 8.0%, effective November 1, 2020. Pursuant to the Deferred Compensation Plan, certain corporate officers, including our named executive officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation, and we may make contributions to the participants’ accounts. In 2020, the CHR Committee approved an amendment and restatement to the Deferred Compensation Plan, effective as of January 1, 2021, to incorporate certain changes such as imposing a limitation on the maximum amounts that may be contributed by a participant under the plan, eliminating all investment options except the declared rate option and a money-market fund, discontinuing the ability of participants to elect and schedule in-service withdrawals, eliminating non-discretionary employer matching contributions under the plan and eliminating future participation by our non-employee directors. For a more detailed discussion of the Deferred Compensation Plan, please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”

OTHER BENEFITS

Health and Welfare Benefits

Our named executive officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.

Vehicle Allowance

Under his employment agreement, our Chief Executive Officer is provided with two vehicles for his use. Our President, U.S. and Brazilian Operations also receives the use of two vehicles. Our Senior Vice President and Chief Financial Officer, our Senior Vice President, Human Resources, Training and Operations Support and our Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs, as well as our other Senior Vice Presidents, receive a vehicle allowance of $15,000 per year and the use of one vehicle. Vice Presidents are provided with a vehicle allowance of $11,300 per year, or a vehicle, and in certain limited cases, both.

Other Perquisites and Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that the CHR Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used primarily for business but also for occasional personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft which is primarily used for business purposes. However, we make a portion of our time available to Messrs. Hesterberg and Kenningham for personal use during the year. In 2020, Mr. Hesterberg was allowed a maximum of 40 flight hours for personal use of the aircraft; however, his actual personal usage was 4.7 hours. In 2020, the CHR Committee approved 20 hours for personal use of the aircraft during the year for Mr. Kenningham. In 2020, Mr. Kenningham’s personal usage was 7.8 hours of personal flight time. Messrs. Hesterberg and Kenningham reimburse us for personal use based on the published standard industry fare level valuation method. We provide this benefit to Messrs. Hesterberg and Kenningham because it optimizes the use of their time and is consistent with similar benefits provided by our Peer Companies.

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Employment Agreements, Severance Benefits and Change in Control Provisions

We maintain employment and other compensatory agreements with certain named executive officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions, as well as change in control severance payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement.

Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement. The employment and other compensatory agreements between our Company and our named executive officers and the related severance provisions are designed to meet the following objectives:

CORPORATE CHANGE

In certain limited scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain named executive officers if the officer’s employment is terminated following a corporate change transaction. Our intent is to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction. However, as previously discussed, we do not provide any excise tax gross-ups to any of our named executive officers.

TERMINATION WITHOUT CAUSE

If we terminate the employment of certain named executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Executive Compensation - Potential Payments Upon Termination or Change in Control.” We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-compete provisions ranging from one to two years after termination. Parties with existing agreements have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our Company and its stockholders.

EXECUTIVE TRANSITION

On May 29, 2020, John C. Rickel, our former Chief Financial Officer, provided notice of his resignation from this position, effective no earlier than August 14, 2020, and entered into a Transition and Separation Agreement, effective June 1, 2020 to govern his transition into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020 (the “Transition Agreement”). Pursuant to the Transition Agreement, Mr. Rickel (i) is entitled to continue vesting in previously granted, but unvested, shares of restricted stock, (ii) agreed to forfeit any annual bonus for 2020, and (iii) waived his right to all outstanding performance shares, all of which are subject to certain terms and conditions more particularly described therein. Please see the discussion below regarding “Executive Compensation - Potential Payments upon Termination or Change in Control” for additional details relating to Mr. Rickel’s transition.

On June 1, 2020, the Board approved the appointment of Daniel J. McHenry as the new Senior Vice President and Chief Financial Officer, effective August 15, 2020 or shortly thereafter, following Mr. Rickel’s transition to the role of Corporate Finance Director. Pursuant to an Offer Letter entered into with Mr. McHenry, he is entitled to certain elements of compensation, as described in Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. In addition, the Company entered into a retention agreement on August 20, 2020 that relates to certain severance and restrictive covenant obligations, which is also discussed in more detail under the headings “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and Executive Compensation - Potential Payments Upon Termination or Change in Control” below.

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Hedging and Pledging Prohibitions

Our Directors and named executive officers, in addition to any of our employees or their designees, are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock. Hedging is generally defined as purchasing a financial instrument that does, or is intended to, hedge or offset any decrease in the market value of our stock, regardless of the manner in which those individuals hold that stock (i.e., as an award from our LTIP, a gift, or from a direct purchase of the stock in the open market). We have also adopted a policy that prohibits our directors and officers from pledging their Company stock, or engaging in any other transaction that has the effect of using Group 1 securities as collateral.

Policy on Payment or Recoupment of Performance-Based Cash Bonuses and Performance-Based Stock Bonuses in the Event of Certain Restatements

The CHR Committee has adopted a policy on payment or recoupment (or “clawback”) of performance-based cash bonuses and performance-based stock bonuses in the event of certain restatements, excluding those required by a change in generally accepted accounting principles, which provides that we will require the payment or reimbursement (to the extent permitted by governing law) of all or a portion of any performance-based cash or performance-based stock bonus where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a higher or lower payment would have been made to the employee based upon the restated financial results. In each of these instances, we will, to the extent practicable: (a) either make a payment of, or seek to recover, the cash amount by which the individual employee’s annual performance-based bonus was recalculated based on the restated financial results; provided that we will not pay or seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed; (b) cause the award or cancellation of any performance-based stock awards; and (c) seek reimbursement of any unearned gains realized on the vesting of performance-based stock attributable to such awards.

Stock Ownership Guidelines

Our Board has adopted Stock Ownership Guidelines that apply to our named executive officers, as well as other officers within our Company. The guidelines require our named executive officers to maintain a minimum number of shares of our common stock while they are employed by us. The guidelines reinforce the importance of aligning the longer-term interests of our named executive officers with the interests of our stockholders and are expressed in terms of the dollar value of their equity holdings as a multiple of each named executive officer’s base salary.

The dollar value of stock ownership is based on base salary times a multiple divided by the previous 36-month average stock price as calculated on December 31st of each year. Unvested restricted stock awards or restricted stock units are counted towards each named executive officer’s ownership requirement. Unvested performance shares are not considered in this calculation. Stock ownership levels should be achieved by each officer within five years of the adoption of these guidelines, or within five years of the individual’s appointment as an officer. Each of our named executive officers was in compliance with current guidelines on December 31, 2020, as indicated below, except for Mr. McHenry who was appointed to his position of Senior Vice President and Chief Financial Officer on August 15, 2020 and who is on track to achieve the required ownership levels within the requisite 5-year period.

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NEO STOCK OWNERSHIP

(1)	Includes 7,282 shares held by the Hesterberg Management Trust, for which Mr. Hesterberg and his spouse are co-trustees, 65,517.61 shares of common stock held in gift trusts for the benefit of Mr. Hesterberg’s children, for which he serves as Trustee, 4,953 shares held by Mr. Hesterberg’s spouse, and 65,517.86 shares held by the 2019 Family Trust for which Mr. Hesterberg’s spouse serves as Trustee.
(2)	Mr. McHenry has five years from his appointment to Senior Vice President and Chief Financial Officer to achieve his ownership requirement.

Tax Deductions for Compensation

In conducting our executive compensation programs, prior to 2018 the CHR Committee considered the effects of Section 162(m) of the Internal Revenue Code (the “Code”), which denied publicly held companies a tax deduction for annual compensation in excess of $1 million paid to certain covered employees unless their compensation was based on performance criteria. Section 162(m) of the Code was modified in connection with the Tax Cuts and Jobs Act, and beginning with the 2018 calendar year there is no longer an exception for performance-based compensation arrangements that are not deemed to be grandfathered pursuant to the Tax Cuts and Jobs Act. Therefore Section 162(m) of the Code did not have an impact on the compensation decisions that the CHR Committee made in 2020. The CHR Committee retains the ability to evaluate the performance of our named executive officers and to pay appropriate compensation, even if some of it may be non-deductible, to ensure competitive levels of total compensation is paid to certain individuals.

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Risk Assessment

We annually review our compensation policies and practices for all employees, including our named executive officers, and have determined that our compensation programs are not reasonably likely to cause behaviors that would have a material adverse effect on our Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.
Annual and long-term incentive payouts are capped at industry standard levels.
We currently do not grant stock options.
The CHR Committee has discretion to modify the reward if the payout isn’t commensurate with performance.
The compensation recovery policy (which extends to all employees participating in the incentive plan) allows our Company to “claw back” payments made using materially inaccurate financial results.
Our named executive officers are subject to robust stock ownership guidelines.
Compliance and ethical behaviors are integral factors considered in all performance assessments.
We set the proper ethical and moral expectations through our policies, values and procedures and provide various mechanisms for reporting issues.
We maintain an evaluation program, including periodic reviews and audits of our dealership sales, parts and service and finance departments, which enables us to verify that our compensation policies and practices are aligned with expectations.
A cap is placed on the number of shares of common stock that may be awarded to an individual in any calendar year.

We believe that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Report of the Compensation and Human Resources Committee

During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation and Human Resources Committee:

•	reviewed and discussed the disclosure set forth under the heading “2020 Compensation Discussion and Analysis” with management; and
•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “2020 Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by the Compensation and Human Resources Committee of the Board of Directors,

Anne Taylor (Chairman)

Stephen D. Quinn

Steven P. Stanbrook

Max P. Watson, Jr.

MaryAnn Wright

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Executive Compensation

2020 Summary Compensation Table

The following table summarizes, with respect to our named executive officers, information relating to the compensation granted or earned for services rendered in all capacities during 2020, 2019 and 2018. Our named executive officers consist of five senior corporate officers, including our Chief Executive Officer and our Chief Financial Officer.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Earl J. Hesterberg President and Chief Executive Officer	2020	900,000	3,646,040	2,400,000	292,530	60,009	7,298,579
	2019	1,150,000	3,600,029	2,127,500	361,583	685,290	7,924,402
	2018	1,150,000	3,599,959	1,437,500	337,607	378,588	6,903,654
Daryl A. Kenningham President, U.S. and Brazilian Operations	2020	604,500	1,772,418	1,080,000	806,776	171,939	4,435,633
	2019	655,200	1,121,992	982,800	164,068	177,153	3,101,213
	2018	624,000	987,935	780,000	181,560	26,745	2,600,240
Daniel J. McHenry(6) Senior Vice President and Chief Financial Officer	2020	375,317	450,026	349,506	—	7,982	1,182,831

John C. Rickel(7) Former Senior Vice President and Chief Financial Officer	2020	563,333	2,796,733	—	255,210	26,360	3,641,636
	2019	629,700	960,028	724,155	360,087	26,294	2,700,264
	2018	599,700	873,943	689,655	395,460	26,210	2,584,968
Frank Grese, Jr. Senior Vice President, Human Resources, Training and Operations Support	2020	558,625	708,927	707,250	157,112	34,764	2,166,678
	2019	595,400	683,993	684,710	197,769	33,618	2,195,490
	2018	572,500	683,955	658,375	193,206	31,914	2,139,950
Peter C. DeLongchamps Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs	2020	467,792	708,927	592,250	54,561	30,613	1,854,143
	2019	492,650	647,980	566,548	77,961	24,489	1,809,628
	2018	478,300	645,958	550,045	82,345	24,952	1,781,600
(1)	Reflects adjustments made to 2020 base salary in response to COVID-19 pandemic.
(2)	The amounts in the “Stock Awards” column reflects the required accounting expense for the restricted stock and performance share awards and do not correspond to the actual value that may be recognized by our named executive officers. These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with awards granted under the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan. Assumptions made in the calculation of these amounts in fiscal years 2018, 2019 and 2020 are included in Note 4 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, respectively. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. For example: as of December 31, 2020, our named executive officers had not realized any value from their 2020 restricted stock awards because vesting will not begin until 2022, when forfeiture restrictions will lapse as to 40% of the awards. Forfeiture restrictions will lapse as to the remaining 60% of the 2020 awards in 20% increments in 2023, 2024 and 2025. Regarding performance share awards granted in 2020, assuming performance is satisfied, they are scheduled to vest on December 31, 2021 and vested shares will be released on December 31, 2022. With respect to the one-half portion of the performance share awards that are based on “performance conditions” for accounting purposes (as opposed to “market conditions”), if we assumed that the probable accounting value was based on the maximum payout for the awards, the grant date values would have been as follows: Mr. Hesterberg, $902,626; Mr. Kenningham, $438,799; Mr. Rickel, $250,784; Mr. Grese, $175,500; and Mr. DeLongchamps, $175,500. Vesting schedules for equity awards can be found in the footnotes to the “Outstanding Equity Awards as of December 31, 2020” table. With respect to Mr. Rickel, an additional amount of $1,783,893 has also been included in this column due to the incremental expense as a result of the modification of his outstanding equity awards in June 2020 in connection with his Separation Agreement. Pursuant to SEC rules, this modification value is added to the original grant date value of the awards in this column, therefore appearing to increase the grant date value for his 2020 awards.
(3)	Annual cash incentive awards based upon the achievement of financial and mission-based goals. This is discussed further under “2020 Compensation Discussion and Analysis — Annual Incentive Compensation Plan”. Mr. Rickel was not eligible to receive a 2020 award pursuant to his Separation Agreement (described below).
(4)	Amounts reflect above-market earnings on the Deferred Compensation Plan, as defined by earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 2.49%. We do not offer a pension plan.

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(5)	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” for 2020:

Name	Year	401(k) Savings Plan Matching Contribution(a) ($)	Automobile Allowance ($)	Use of Demonstrator Vehicle(b) ($)	Airplane Use(c) ($)	Club Membership and Dues ($)	Total ($)
Earl J. Hesterberg	2020	8,550	—	24,157	14,247	13,055	60,009
Daryl A. Kenningham	2020	8,250	—	19,408	144,281	—	171,939
Daniel J. McHenry(6)	2020	2,159	5,625	5,823	—	—	13,607
John C. Rickel(7)	2020	8,550	15,000	2,810	—	—	26,360
Frank Grese, Jr.	2020	7,828	15,000	11,936	—	—	34,764
Peter C. DeLongchamps	2020	7,613	15,000	7,999	—	—	30,612
(a)	The values in this column reflect the Company’s temporary suspension of 401(k) plan matching contributions for a portion of 2020.
(b)	Represents the incremental cost for personal use of one or more Company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we track through travel logs.
(c)	While we do not have formal arrangements regarding airplane use with our named executive officers other than Messrs. Hesterberg and Kenningham, in the event that the executives or their family members make use of the airplane they will reimburse us for their personal costs. Amounts within this column represents the incremental cost to us of providing this benefit, which is generally the difference between the amount paid by the executive for the use of our leased airplane under the standard industry fare level (“SIFL”) method and the lease cost to us for such use.
(6)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited on August 15, 2020 to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc.
(7)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

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Grants of Plan-Based Awards in 2020

The following table provides information concerning each grant of an award made to our named executive officers under our annual incentive compensation plan and 2014 Long Term Incentive Plan during 2020, as well as restricted stock awards granted to Mr. McHenry upon his appointment as Chief Financial Officer:

		Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Earl J. Hesterberg	—	—	1,200,000	2,400,000	—	—	—	—	—
	02/17/2020	—	—	—	—	—	—	27,479	2,699,949
	02/17/2020	—	—	—	4,580	9,160	18,320	—	946,091
Daryl A. Kenningham	—	—	720,000	1,080,000	—	—	—	—	—
	02/17/2020	—	—	—	—	—	—	13,358	1,312,490
	02/17/2020	—	—	—	2,227	4,453	8,906	—	459,928
Daniel J. McHenry(3)	—	—	280,851	349,506	—	—	—	—	—
	08/18/2020	—	—	—	—	—	—	2,067	200,065
	02/17/2020	—	—	—	—	—	—	2,544	249,961
John C. Rickel(4)	—	—	541,666	747,500	—	—	—	—	—
	02/17/2020	—	—	—	—	—	—	7,633	749,980
	02/17/2020	—	—	—	1,273	2,545	5,090	—	262,860
	06/01/2020								1,783,893
Frank Grese, Jr.	—	—	512,500	707,250	—	—	—	—	—
	02/17/2020	—	—	—	—	—	—	5,343	524,976
	02/17/2020	—	—	—	891	1,781	3,562	—	183,951
Peter C. DeLongchamps	—	—	429,166	592,250	—	—	—	—	—
	02/17/2020	—	—	—	—	—	—	5,343	524,976
	02/17/2020	—	—	—	891	1,781	3,562	—	183,951

(1)	Estimated possible payouts under the 2020 annual incentive compensation plan. The “Threshold” column shows dashes because the ultimate value of the annual incentive compensation payouts could be reduced to effectively zero. The amounts shown in the “Target” and “Maximum” columns assume achievement of 100% of the mission-based goals for each named executive officer. See the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table for actual amounts paid to named executive officers under the annual incentive compensation plan for 2020 and “2020 Compensation Discussion and Analysis — Annual Incentive Compensation Plan” beginning on page 47 of this proxy statement for a description of the annual incentive compensation plan and how the payouts were determined. Although Mr. Rickel received a “grant” of an award pursuant to the annual incentive plan, pursuant to his Separation Agreement (described below), he was not eligible to receive a payout for the 2020 year.
(2)	These columns reflect the threshold, target and maximum numbers of performance share units granted in 2020. The “Threshold” column reflects 50% of the target award; the “Target” column reflects 100% of the target award; and the “Maximum” column reflects 200% of the target number of the award, as this is the number of shares that could be earned based solely on the performance levels achieved. However, the awards were designed with a Maximum Value, a supplemental maximum payout formula that is described further within the Compensation Discussion and Analysis above. This Maximum Value could potentially alter the number of shares of underlying common stock that could become payable pursuant to the award under any of the performance levels.
(3)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited on August 15, 2020 to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc.
(4)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020. The June 1, 2020 grant date value of $1,783,893 does not represent a new equity award grant, but is the accounting modification expense associated with his outstanding equity awards that was incurred in connection with his entry into his Separation Agreement.

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Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors we believe are necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2020.

EMPLOYMENT, INCENTIVE COMPENSATION AND NON-COMPETE AGREEMENTS

Earl J. Hesterberg

Effective May 19, 2015, we entered into an employment agreement with Mr. Hesterberg. On May 17, 2018, we entered into an amendment to the employment agreement with Mr. Hesterberg. Under the terms of the employment agreement, as amended, the employment agreement was extended for a one-year term, and continuing through May 19, 2019, unless earlier terminated as provided therein. Following May 19, 2019, the agreement will continue until terminated by either Group 1 or Mr. Hesterberg upon delivery of written notice of termination no later than six months prior to the date of termination set forth in such notice. Provisions of Mr. Hesterberg’s employment agreement, as amended, related to termination and change in control are discussed in “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement.

Daryl A. Kenningham

Effective June 6, 2011, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Kenningham (the “Incentive Agreement”). The Incentive Agreement initially granted Mr.  Kenningham 7,000 shares of restricted stock (which vested in full in 2016) in exchange for his agreement to certain non-competition restrictions and other customary restrictive covenants such as a confidentiality provision. The non-competition restriction within the Incentive Agreement is in effect during Mr. Kenningham’s employment and will continue in effect for a period of two years following his termination of employment for any reason.

The Incentive Agreement also provides for the payment of certain severance benefits in the event of an “Involuntary Termination” or a termination by us without “Cause,” as defined and discussed further below within the section titled “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement.

Daniel J. McHenry

On June 1, 2020, we entered into an offer letter with Mr. McHenry (the “Offer Letter”), effective as of his appointment date. The Offer Letter provides that Mr. McHenry will receive an annual salary of $575,000 and will be eligible for an annual bonus opportunity equal to a maximum of 115% of his base salary. In connection with his promotion, and as an inducement to move to the U.S., on August 20, 2020, we entered into a “Retention, Confidentiality and Non-Compete Agreement with Mr. McHenry (the “Retention Agreement”). Pursuant to the Retention Agreement, Mr.  McHenry was granted an initial restricted stock award of 2,067 shares, which was determined by dividing $200,000 by the closing price of our common stock on the date of grant. This initial restricted stock award will vest 40% on the second anniversary of the date of grant, with an additional 20% vesting on each subsequent annual anniversary date thereafter. The Retention Agreement provides that Mr. McHenry will also be eligible to receive future annual restricted stock awards, which will be based on his performance and subject to approval by the CHR Committee and which are expected to be granted at the same time and with similar vesting provisions as applicable for our other executive officers. Potential severance and change in control provisions applicable to Mr. McHenry, as well as all restrictive covenants applicable to Mr. McHenry, are discussed in “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement.

John C. Rickel

Effective January 1, 2009, we entered into an employment agreement with Mr. Rickel, which governed the terms of his employment with us until we entered into a Transition and Separation Agreement on June 1, 2020 (the “Separation Agreement”). Provisions of Mr. Rickel’s Separation Agreement related to his retirement are discussed in “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement. As noted above, the treatment of Mr. Rickel’s outstanding equity awards within the Separation Agreement resulted in an accounting modification expense that has been reflected in the tables above.

Additional Information

Our NEOs are also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees while they are employed. In addition, Messrs. Hesterberg and Kenningham are entitled to the use of two demonstrator vehicles of their choice, and Messrs. McHenry, Grese and DeLongchamps (and Mr. Rickel, during his employment in 2020) are each entitled to one demonstrator vehicle of their choice and a vehicle allowance totaling $1,250 per month.

All incentive compensation awards payable to Messrs. Hesterberg and Kenningham will be determined by the Committee in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments pursuant to this program shall be made on or before March 15th of the year following the year of service to which the incentive compensation relates.

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We have not entered into an employment or non-compete agreement with Mr. Grese or Mr. DeLongchamps. However, the equity-based compensation awards granted to our named executive officers could receive accelerated vesting in connection with certain qualifying terminations or change in control events.

Please see the section below titled “Potential Payments upon Termination or Change in Control” beginning on page 64 of this proxy statement for more detailed information on our outstanding equity awards.

Outstanding Equity Awards at December 31, 2020

The following table provides information concerning restricted stock awards and performance share awards for our named executive officers. As of December 31, 2020 none of our named executive officers held any stock options.

	Restricted Stock Awards(1)			Performance Share Awards(4)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(3) ($)
Earl J. Hesterberg	02/17/2016	7,000	917,980	—	—
	03/01/2017	10,176	1,334,481	—	—
	02/20/2018	28,423	3,727,392	—	—
	02/19/2019	43,860	5,751,800	—	—
	02/17/2020	27,479	3,603,596	9,160	1,201,242
Daryl A. Kenningham	02/17/2016	1,600	209,824	—	—
	02/28/2017	4,906	643,373	—	—
	02/20/2018	7,800	1,022,892	—	—
	02/19/2019	21,916	2,874,064	—	—
	02/17/2020	13,358	1,751,768	4,453	583,966
Daniel J. McHenry(5)	11/08/2016	600	78,684	—	—
	02/28/2017	1,400	183,596	—	—
	02/20/2018	2,400	314,736	—	—
	02/19/2019	4,000	524,560	—	—
	02/17/2020	2,544	333,620	—	—
	08/20/2020	2,067	271,066	—	—
John C. Rickel(6)	02/17/2016	2,886	378,470	—	—
	02/28/2017	4,312	565,476	—	—
	02/20/2018	6,900	904,866	—	—
	02/19/2019	11,696	1,533,813	—	—
	02/17/2020	7,633	1,000,992	—	—
Frank Grese, Jr.	02/17/2016	1,600	209,824	—	—
	02/28/2017	3,004	393,945	—	—
	02/20/2018	5,400	708,156	—	—
	02/19/2019	8,333	1,092,790	—	—
	02/17/2020	5,343	700,681	1,781	233,560
Peter C. DeLongchamps	02/17/2016	2,000	262,280	—	—
	02/28/2017	3,322	435,647	—	—
	02/20/2018	5,100	668,814	—	—
	02/19/2019	7,895	1,035,350	—	—
	02/17/2020	5,343	700,681	1,781	233,560

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(1)	Forfeiture restrictions on our restricted stock awards lapse over a five-year period: 40% of the award on the second anniversary of the grant date, and 20% on the third, fourth and fifth anniversaries of the grant date, respectively.
(2)	This column includes performance share awards granted in 2019. The performance period for the 2019 performance share awards ended on December 31, 2020 and the achievement was certified (at 200% of return on invested capital and 161.7% of total shareholder return which produced a final performance of 181% of target). These awards will fully vest upon the satisfaction of the remaining time-based vesting schedule on December 31, 2021. In connection with his retirement, Mr. Rickel forfeited all performance share awards.
(3)	Calculated using value of our common stock at close of market on December 31, 2020 (the last trading day of the 2020 year) of $131.14.
(4)	Performance shares are earned with respect to measures over a designated performance period, as described in more detail within the Compensation Discussion and Analysis section above. Regarding the February 17, 2020 award, the performance period begins on January 1, 2020 and ends on December 31, 2021. The vesting date is December 31, 2022. Values here are reported at maximum payout amounts.
(5)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. on August 15, 2020.
(6)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020. In connection with his retirement, Mr. Rickel forfeited all performance share awards.

2020 Stock Vested

The following table provides information relating to the vesting of restricted stock during 2020 on an aggregated basis for each of our named executive officers. Our named executive officers currently do not hold stock options and our performance shares were not eligible to vest in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Earl J. Hesterberg	38,036	3,852,323
Daryl A. Kenningham	10,853	1,081,280
Daniel J. McHenry(3)	3,400	355,640
John C. Rickel(4)	12,528	1,250,192
Frank Grese, Jr.	8,302	830,858
Peter C. DeLongchamps	8,985	895,238
(1)	Represents the gross number of shares acquired upon vesting of restricted stock, without taking into account any shares withheld to satisfy applicable tax obligations.
(2)	Represents the value of the vested restricted stock, calculated by multiplying (a) the number of vested shares of restricted stock by (b) the average of the high and low sales prices of our common stock on the vesting date, which is how we calculate market value for purposes of this table.
(3)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. on August 15, 2020.
(4)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

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Nonqualified Deferred Compensation

The following table sets forth our named executive officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer: (1) the aggregate contributions made by the officer, (2) the employer contribution, (3) the aggregate interest or other earnings accrued, and (4) the total balance of the officer’s account.

Name	Executive Contributions in Last FY(1) ($)	Employer Match Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Balance at Last FYE(4) ($)
Earl J. Hesterberg	1,680,000	—	543,274	11,277,050
Daryl A. Kenningham	—	—	922,942	5,126,771
Daniel J. McHenry(5)	—	—	—	—
John C. Rickel(6)	140,833	—	494,402	9,921,870
Frank Grese, Jr.	316,469	—	286,642	5,598,388
Peter C. DeLongchamps	31,802	—	105,701	2,131,458

(1)	Reported as compensation to the named executive officer in the Summary Compensation Table for 2020 (including any non-equity incentive plan compensation earned during 2020, but paid in 2021).
(2)	Represents the portion, if any, of Company 401(k) savings plan matching contributions that could not be contributed into the 401(k) savings plan for the individuals due to Code restrictions.
(3)	The following portions of the aggregate earnings in the last fiscal year were reported in the 2020 “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2020 Summary Compensation Table because they were above-market earnings: Mr. Hesterberg ($292,530), Mr. Kenningham ($806,776), Mr. Rickel ($255,210), Mr. Grese ($157,112), and Mr. DeLongchamps ($54,561).
(4)	The following portions of the aggregate balance amounts for each of the following named executive officers were reported as compensation to the officer in the Summary Compensation Table in previous years:

	Earl J. Hesterberg ($)	Daryl A. Kenningham ($)	Daniel J. McHenry(5) ($)	John C. Rickel(6) ($)	Frank Grese, Jr. ($)	Peter C. DeLongchamps ($)
2019	1,850,833	164,068	—	486,027	197,769	92,740
2018	1,487,607	181,560	—	395,466	808,644	151,699
2017	622,403	621,360	—	846,330	614,089	95,928
2016	1,084,057	—	—	1,187,302	450,932	148,501
2015	1,094,001	—	—	860,786	—	137,899
2014	494,519	—	—	716,268	—	127,009
2013	202,527	—	—	545,859	—	89,271
2012	233,611	—	—	381,271	—	97,419
2011	178,285	—	—	540,389	—	—
2010	—	—	—	630,284	—	—
2009	500,000	—	—	603,014	—	—
2008	147,159	—	—	177,920	—	—
2007	179,235	—	—	179,519	—	—
2006	525,465	—	—	58,617	—	—
2005	205,240	—	—	—	—	—

(5)	Mr. McHenry was promoted from Finance Director of Group 1 Automotive UK Limited on August 15, 2020 to Senior Vice President and Chief Financial Officer of Group 1 Automotive, Inc. Mr. McHenry did not participate in the Deferred Compensation Plan in 2020.
(6)	Mr. Rickel resigned as Senior Vice President and Chief Financial Officer effective August 14, 2020 when he transitioned into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020.

Pursuant to the Deferred Compensation Plan, certain corporate officers, including named executive officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned. At the plan administrative committee’s discretion, deferral elections with respect to certain performance-based compensation may be made not later than six months prior to the end of the performance period in which such compensation is earned. In addition, for each calendar year, we contribute an amount on behalf of each executive equal to the amount of the employer match the executive forfeited under the

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401(k) Savings Plan in order for the 401(k) Savings Plan to comply with the nondiscrimination requirements of the Internal Revenue Code, though this feature has been eliminated, effective January 1, 2021. Currently, 100% of each named executive officer’s account is vested. We may also make discretionary credits to an officer’s account from time to time, which credits will be subject to a vesting schedule established by us at the time of such credit. We did not make any discretionary contribution credits during the 2019 or 2020 year. If no vesting schedule is established, the officer will be vested in a percentage of the discretionary employer deferral equal to the officer’s vested interest in his “employer contribution account” under the 401(k) Savings Plan. If we undergo a corporate change, the officer will become fully vested in his account under the Deferred Compensation Plan.

Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, upon a certain date elected by the officer. Benefits will be paid, at the participant’s election, in a lump sum or in annual installments, although all distributions will be paid in cash. Payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code. Except in the event of unforeseeable financial emergencies, in-service withdrawals are generally not permitted in the Deferred Compensation Plan, although the necessary portion of a participant’s vested account balance may be distributed in order to satisfy certain employment, federal or state taxes. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant that results from an illness or accident of the participant, or the participant’s beneficiary, spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Internal Revenue Code arising as a result of events beyond the participant’s control. Effective as of January 1, 2021, the ability to schedule an in-service withdrawal has been eliminated.

Deferred amounts will be deemed to be notionally invested in such fund as the participants shall designate. The Group 1 Guaranteed Crediting Rate investment option is the only investment option available in the Deferred Compensation Plan. On July 1, 2020, the CHR Committee determined that it would be in the best interests of the Company and the Deferred Compensation Plan participants to modify the investment options and the CHR Committee approved eliminating all investment options except for the Guaranteed Crediting Rate investment option. The Group  1 Guaranteed Crediting Rate investment option is a declared interest rate, which is set by the Committee annually, and was set by the Committee at 8.0% for 2020. Effective April 1, 2020, in response to the economic and operational concerns over the negative implications of the COVID-19 outbreak the CHR Committee reduced the declared interest rate from 8.0% to 3.0%. On October 1, 2020, the rate was increased to 4.0%, and the rate was restored to 8.0% effective November 1, 2020.

Potential Payments upon Termination or Change in Control

We believe providing certain senior corporate officers with severance payments and accelerated vesting of equity awards in certain circumstances are important retention tools. In addition, we believe that providing for double-trigger payments and equity award vesting to certain key executives in connection with a change in corporate control helps maximize stockholder value by encouraging our executives to objectively review any proposed transaction, whether or not that executive will continue to be employed. Executive officers at other companies in the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a corporate change and post-termination payments, and we have consistently provided this benefit to certain senior corporate officers in order to remain competitive in attracting and retaining skilled professionals.

The discussion below discloses the amount of compensation and/or other benefits that would be payable to each of our named executive officers in the event of termination of their employment under the following scenarios: death, disability, with and without cause, for certain constructive termination events, and following a corporate change. All potential payments to the named executive officers upon termination of their employment or upon a corporate change that could have occurred on December 31, 2020 are governed by the 2014 Long Term Incentive Plan and the 2007 Long Term Incentive Plan pursuant to which various equity incentive awards were issued and, with respect to Messrs. Hesterberg, Kenningham, McHenry and Rickel, the terms of employment agreements or other individual written arrangements, as described below. None of our named executive officers is entitled to an excise tax gross-up payment. For additional information regarding the employment agreements, see “2020 Compensation Discussion and Analysis — Employment Agreements, Severance Benefits and Change in Control Provisions.”

EMPLOYMENT AND SEVERANCE AGREEMENTS

We maintained employment or severance agreements with Messrs. Hesterberg, Rickel and McHenry during 2020. However, Mr. Rickel transitioned from his role as an executive officer of the Company, effective August 14, 2020, so this disclosure only describes the payments payable in connection with his termination of employment and not other triggering events that were no longer a possibility as of December 31, 2020.

Mr.  Hesterberg’s Employment Agreement. Mr.  Hesterberg’s agreement (the “Employment Agreement”) provides that in the event the executive is terminated due to an Involuntary Termination or the executive terminates his employment following a Constructive Termination Event, the executive will be entitled to the following:

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•	a lump sum payment equal to the executive’s base salary divided by 12 and multiplied by a severance multiplier. The “severance multiplier” in the case of Mr. Hesterberg, is 12 months or the remaining months in the term of the employment agreement. The payment will be made on the first day of the seventh month following the termination of employment;
•	a pro rata bonus calculated in accordance with our Annual Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following the executive’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred;
•	immediate vesting of all unvested restricted stock awards or stock options, which will be exercisable as if the executive had continued to be employed by us for the full term of his employment agreement; and
•	the use of a demonstrator vehicle for a period of six months.

In the event that the executive terminates employment following an involuntary reduction of his salary or incentive compensation targets within six months after a Corporate Change, the executive will be entitled to the same payments and benefits as described in the first three bullets above, except the severance multiplier will be 30 months. Each agreement further provides that if the executive’s employment is terminated due to Death or Disability, then the executive is entitled to:

•	his pro rata salary through the date of such termination and a pro rata bonus (based on his termination date), calculated in accordance with our Annual Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following the executive’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred;
•	immediate vesting of all unvested restricted stock awards or stock options, which will be exercisable as if the executive had continued to be employed by us for the full term of his employment agreement; and
•	in the case of Disability, the use of a demonstrator vehicle for a period of six months, or in the event of the executive’s Death, the use of the vehicle would go to the surviving spouse, if any, for a period of twelve months.

Mr. Hesterberg’s agreement also provides that if he resigns at any time after May 18, 2018, all unvested equity awards held by Mr. Hesterberg will vest upon satisfaction of certain post-termination employment obligations set forth in his non-compete agreement (discussed below); provided, however, that beginning with the awards granted in 2018, any restricted stock awarded to the executive must have been granted at least six months prior to the date the executive provides notification of his intent to terminate his employment due to qualified retirement, and at least six months prior to his effective retirement date to be eligible for vesting as provided above. In addition, if Mr. Hesterberg’s employment is terminated for any reason, other than cause, after May 18, 2018, he will receive his pro rata bonus through the date of his termination, calculated in accordance with the annual incentive compensation plan and paid in a single lump sum payment.

In the event of a termination by the Company for Cause or a Voluntary Termination by the executive, all compensation and benefits will cease as of the respective date of termination. In these circumstances, the executive would only receive base salary earned but not yet paid.

The employment agreements contain a covenant that the executives will not sue or lodge any claim against us based upon an Involuntary Termination for any payments in addition to those described above. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement.

Mr. Hesterberg has agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executive will return all proprietary materials, and all copies thereof, to us upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to us or our business in any manner shall remain our property.

Mr.  Kenningham’s Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement. Effective June 6, 2011, Mr. Kenningham entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement (“Incentive Agreement”) providing for certain potential severance payments and including customary restrictive covenants. In the event that Mr. Kenningham is terminated by the Company without Cause or incurs an Involuntary Termination (generally defined as a termination by Mr. Kenningham due to the Company breaching any material provision of the Incentive Agreement, a Constructive Termination Event, or an involuntary reduction in his base salary or incentive compensation targets (other than a reduction in such target that is applied consistently to other executive officers to reflect changes in relative EPS projections as a result of such Corporate Change) within six months following a “Corporate Change” that is not cured by the Company within 30 days of written notice from Mr. Kenningham), the Company shall pay to Mr.  Kenningham a cash payment equal to one year of base salary at the most recent rate of pay, subject to Mr. Kenningham’s compliance with certain restrictive covenants within the Incentive Agreement and Mr. Kenningham’s execution of a general release in the Company’s favor; in addition, upon such a qualifying termination, Mr. Kenningham shall also be entitled to accelerated vesting of outstanding restricted stock awards, which is conditioned upon his compliance with the terms of such awards, and a pro-rated bonus calculated in accordance with the Company’s annual incentive compensation plan. In the event that Mr. Kenningham incurs a Disability, he shall be paid his regular salary in effect at the start of such Disability up to the first 120-day period of his Disability.

Mr. McHenry’s Retention and Severance Agreement. Effective August 20, 2020, Mr.  McHenry entered into a Retention, Confidentiality and Non-Compete Agreement (“Retention Agreement”) providing for certain potential severance payments and includes customary restrictive covenants. In the event that Mr. McHenry incurs a “Qualifying Termination” (generally defined as a termination without Cause or due to Mr. McHenry’s death or Disability), the Company shall pay to Mr. McHenry a cash payment equal to the average annual base salary that Mr. McHenry received

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over the 24-month period immediately preceding the date of the applicable termination, subject to Mr. McHenry’s compliance with certain restrictive covenants within the Retention Agreement and upon Mr. McHenry’s execution of a general release in the Company’s favor.

As used in the above-described agreements for Messrs. Hesterberg, Kenningham and McHenry, as applicable, the following terms shall generally have the meaning provided below, which could impact the amount of compensation that the executive receives at or following his separation from service from us:

•	“Cause” shall mean, for purposes of the Employment Agreement and the Retention Agreement, any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct or certain other material policies; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property; (5) willful refusal to perform his duties; or (6) gross negligence; provided, however, that we, before terminating the executive under (2), (5), or (6) must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a period of time (15-20 days) to correct the problem, unless correction is inherently impossible.
•	“Cause” shall mean, for purposes of the Incentive Agreement, any of the following: (1) indictment or conviction of any felony or any crime involving dishonesty, (2) participation in any fraud or act of dishonesty against the Company, (3) a violation of any Company policy that causes a material detriment to the Company, (4) a breach of the executive’s duties to the Company, including but not limited to unsatisfactory performance of job duties that is not corrected within 30 days after written notice, (5) intentional damage to any property of the Company, (6) conduct by the executive that demonstrates gross unfitness to serve, and (7) a material breach of the Incentive Agreement.
•	“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; (3) our stockholders approve our complete liquidation or dissolution; or (4), under the Incentive Agreement, within any period of 24 consecutive months and subject to certain exceptions, a change in the composition of the board of directors of the Company such that the incumbent board ceases for any reason to constitute a least a majority of the board.
•	“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement; (2) relocation without his consent of his primary employment location of more than 50 miles; (3) our request that the executive perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement; (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority; or (5) a material negative reduction in base salary or incentive compensation targets within six months after a Corporate Change, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of thirty days (fifteen days under the Incentive Agreement) to correct the problem, unless correction is inherently impossible.
•	“Disability” under the Employment Agreement and Retention Agreement shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days.
•	“Disability” under the Incentive Agreement means any ailment or condition that prevents the executive from actively carrying out his duties under the Incentive Agreement for a continuous period of 120 days.
•	“Involuntary Termination” shall mean, for purposes of the Employment Agreement and Retention Agreement, a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason without Cause, at the discretion of our Board; an “Involuntary Termination” also includes the nonrenewal of the executive’s employment agreement by the Board. Under the Incentive Agreement, an Involuntary Termination has the meaning defined in the description of such agreement above.
•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.

Mr. Rickel’s Transition and Separation Agreement. Effective June 1, 2020, Mr. Rickel entered into a Transition and Separation Agreement (“Separation Agreement”) with the Company, in connection with his resignation as Chief Financial Officer and his transition into the role of Corporate Finance Director until his retirement from the Company on December 31, 2020. Pursuant to his Separation Agreement, Mr. Rickel became eligible for continued vesting under his outstanding time-based restricted stock awards, subject to Mr. Rickel’s compliance with certain restrictive covenants through the second anniversary of his retirement and Mr. Rickel’s execution of a general release in the Company’s favor. Mr. Rickel was not entitled to any other severance benefits or payments upon his retirement, and forfeited all performance share awards.

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GROUP 1 AUTOMOTIVE 2014 LONG TERM INCENTIVE PLAN

The 2014 Long Term Incentive Plan provides that, upon the occurrence of a Corporate Change, the CHR Committee may fully vest any restricted stock awards then outstanding and, upon such vesting, all restrictions applicable to the restricted stock will terminate. Further, the Committee may determine that the performance conditions are satisfied for the performance share awards upon a Corporate Change if the participant is also terminated without cause or for good reason in connection with the Corporate Change, or the participant’s award is not assumed or converted by the controlling entity following the Corporate Change.

The 2014 Long Term Incentive Plan provides that a Corporate Change occurs if (1) we are dissolved and liquidated; (2) we are not the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity); (3) we sell, lease or exchange all or substantially all of our assets to any other person or entity; (4) any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or (5) after a contested election of directors, the persons who were directors before such election cease to constitute a majority of our Board of Directors.

Our named executive officers do not currently, and at December 31, 2020 did not, hold any unvested stock options, and therefore there are no amounts to report with respect to acceleration of stock option awards by the CHR Committee in connection with a Corporate Change.

The award agreements for restricted stock under the Company’s 2014 Long Term Incentive Plan also establish vesting provisions applicable to termination of employment. The award agreement for all grants of restricted stock to our named executive officers, provides for accelerated vesting if the named executive officer’s employment is terminated due to death or disability. The award agreements also provide for accelerated vesting in the case of death or disability during the two-year period following a qualified retirement. A “qualified retirement” is the termination of employment on a date that is on or after the employee’s attainment of age 63 and following the employee’s completion of at least ten years of service with the Company and upon satisfaction of a two year non-compete and certain non-disclosure covenants. Additionally, awards granted during the year employment is terminated will vest, provided the executive received such award at least six months prior to termination.

The performance share agreements under the 2014 Long Term Incentive Plan for our named executive officers provides that upon a named executive’s officer’s termination due to death or disability, the performance shares will pay out following the performance period based on actual performance. If a named executive officer’s employment is terminated due to a “planned retirement” (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the named executive officer’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment (other than as described above in connection with a Corporate Change) will result in a forfeiture of the performance shares without payment. The performance shares were also granted with the Maximum Value, a supplemental maximum payout formula that is described further within the Compensation Discussion and Analysis above. The Maximum Value could potentially alter the number of underlying common stock that could become payable pursuant to the award under any of the performance levels in connection with an acceleration or payment event.

NON-COMPETITION AGREEMENTS

Along with their respective employment agreements, Mr. Hesterberg has entered into a Non-Compete Agreement and Messrs. Kenningham, Rickel and McHenry have entered into an Incentive Compensation and Non-Compete Agreement with us, each of which provide that for a period of two years following the executive’s termination of employment, the executive will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees.

If Mr. Hesterberg violates this agreement, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were made to him in the previous twelve months as well as the value of any restricted stock or stock options that may have vested during the past twelve months from the date of Mr. Hesterberg’s termination. If Mr. Rickel or Mr. McHenry violates his agreement, we will have the right to demand forfeiture of any cash or equity award realized during the twelve months prior to the violation. If Mr. Kenningham violates his agreement, we will have the right to refrain from making any further payments under his Incentive Agreement.

Messrs. Hesterberg and Grese are eligible for a “qualified retirement”, as previously described under “2020 Compensation Discussion and Analysis — Long Term Equity Incentive Compensation,” and therefore would be subject to the two year non-compete agreement described therein. Messrs. Kenningham, McHenry, Rickel and DeLongchamps were not eligible for a qualified retirement as of December 31, 2020. However, in connection with Mr. Rickel’s retirement from the Company, the Committee elected to treat him as incurring a “qualified retirement” for purposes of his outstanding restricted stock awards, allowing him to continue to vest in such awards, subject to his compliance with the two-year restrictive covenant requirement described in his award agreement.

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Termination and Change in Control Tables for 2020

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer assuming a Corporate Change occurred on December 31, 2020, or his employment had terminated for the reasons specified below on December 31, 2020, given, if applicable, the named executive officer’s base salary as of that date and the closing price of the Company’s common stock on December 31, 2020 (the last trading day of the year), which was $131.14.

In addition, the following tables summarize the compensation that would become payable to Mr. Hesterberg assuming that a Corporate Change of the Company coupled with an involuntary reduction of his salary or incentive compensation target had occurred on December 31, 2020. These calculations do not include performance shares because the performance period has not been fulfilled. Finally, the amounts disclosed in the following table for Mr. Rickel reflect only the amounts he was eligible to receive in connection with his retirement from the Company on December 31, 2020.

Earl J. Hesterberg	Involuntary Termination ($)		Constructive Termination ($)	Corporate Change(1) ($)	Death and Disability ($)
Salary and Bonus	3,600,000		3,600,000	5,400,000	2,400,000
Equity Compensation(2)	15,335,249		15,335,249	15,335,249	15,335,249
Use of Vehicle	10,733		10,733	10,733	21,466
TOTAL	18,945,982		18,945,982	20,745,982	17,756,715

Daryl A. Kenningham
Salary and Bonus	1,800,000		1,800,000	1,800,000	—
Equity Compensation(2)	5,420,541		5,420,541	5,420,541	5,420,541
TOTAL	7,220,541		7,220,541	7,220,541	5,420,541

Daniel J. McHenry
Salary and Bonus	322,526	(3)	—	—	322,526
Equity Compensation(2)	—		—	1,706,263	1,706,263
TOTAL	322,526		—	1,706,263	2,028,829

John C. Rickel
Salary and Bonus	—		—	—	—
Equity Compensation(2)	—		—	4,383,617	4,383,617
Use of Vehicle	—		—	—	—
TOTAL	—		—	4,383,617	4,383,617

Frank Grese
Equity Compensation(1)	—		—	3,105,395	3,105,395
TOTAL	—		—	3,105,395	3,105,395

Peter C. DeLongchamps
Equity Compensation(1)	—		—	3,102,772	3,102,772
TOTAL	—		—	3,102,772	3,102,772

(1)	For Mr. Hesterberg, the amounts in this column reflect the payments and benefits that would become payable upon a qualifying termination following a Corporate Change. For the rest of the Named Executive Officers, it assumes the Committee determines to accelerate vesting of outstanding equity awards in connection with a Corporate Change. The amount of any such equity compensation was calculated by multiplying $131.14 by the unvested shares of restricted stock held by such Named Executive Officers on December 31, 2020.
(2)	This amount was calculated by multiplying $131.14 by the unvested shares of restricted stock held by the Named Executive Officer as of December 31, 2020. Although Messrs. Hesterberg and Grese have attained the age for a qualified retirement, and pursuant to the terms of his Separation Agreement, Mr. Rickel was treated as having a qualified retirement for purposes of his restricted stock awards, each executive would be eligible to receive unvested restricted stock only if he remained compliant with his restrictive covenants. On December 31, 2020, the date of retirement, Mr. Rickel held restricted stock awards valued at $4,383,617, calculated based on the closing price of our stock on December 31, 2020 of $131.14 per share, and the continued vesting of which remains subject to his compliance with certain restrictive covenants.
(3)	For Mr. McHenry, this amount only relates to a termination by the Company without Cause.

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Director Compensation

2020 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2020. Directors who are our full-time employees receive no compensation for serving as directors. The only current employees serving as directors are Earl J. Hesterberg, our President and Chief Executive Officer, and Lincoln Pereira, Regional Vice President, Brazil, and Chairman of UAB. All compensation paid to Mr. Hesterberg as an employee may be found above in the Summary Compensation Table and information regarding Mr. Pereira’s compensation may be found in the section titled “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	Total ($)
John L. Adams(5)	11,342	199,908	10,000	31,227	252,477
Carin M. Barth	35,092	199,908	20,000	4	255,004
Stephen D. Quinn	77,592	199,908	20,000	9,865	307,365
Steven P. Stanbrook	22,592	199,908	20,000	—	242,500
Charles L. Szews	30,092	199,908	20,000	—	250,000
Anne Taylor	26,342	199,908	20,000	203	246,453
Max P. Watson, Jr.	26,342	199,908	20,000	—	246,250
MaryAnn Wright	22,592	199,908	20,000	8	242,508

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 4 to our audited financial statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K.
(2)	Our directors are offered the option of taking their annual retainer in restricted stock or restricted stock units. In 2020 each non-employee director received 1,994 shares of restricted stock or restricted stock units in payment of the equity portion of the 2020 annual retainer.
(3)	Reflects the annual vehicle stipend.
(4)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are reflective of earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 2.49%. We do not sponsor a pension plan.
(5)	Mr. Adams retired from the Board effective May 13, 2020.

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Retainers and Fees

The table below sets forth the compensation components we paid to our non-employee directors which governed the 2020 compensation program. As previously described, in April 2020, the cash component of the non-employee directors’ compensation was suspended in response to the economic and operational concerns over the anticipated negative implications of the COVID-19 outbreak. The cash component of our non-employee directors’ compensation was restored on October 1, 2020. There was no recoupment of the temporary compensation reductions:

Retainer and Meeting Fees(1)	2020 ($)
Annual Retainer
Annual Cash Retainer	45,000
Equity Retainer(2)	200,000
Additional Annual Retainers
Non-Executive Chairman of the Board	100,000
Audit Committee Chair	25,000
Compensation and Human Resources Committee Chair	15,000
Finance/Risk Management Committee Chair	15,000
Governance & Corporate Responsibility Committee Chair	10,000
Board and Committee Meeting Fees(3)	—
Annual Vehicle Stipend	20,000

(1)	All cash retainer amounts are paid quarterly.
(2)	The equity portion of the retainer is paid annually in restricted stock or restricted stock units valued at approximately $200,000 at the time of the grant pursuant to the 2014 Long Term Incentive Plan.
(3)	Effective March 2020, all meeting fees have been eliminated.

Equity-Based Compensation

The equity portion of our non-employee directors’ retainers is paid annually in restricted stock or restricted stock units valued at approximately $200,000 at the time of the grant pursuant to the 2014 Long Term Incentive Plan. In 2020, directors could elect whether to receive the equity retainer in restricted stock or restricted stock units. In 2020, all of our then current Directors elected to receive their annual retainer in restricted stock, except for Ms. Barth, Ms. Taylor and Ms. Wright, who each elected to receive restricted stock units. The grant was effective January 2, 2020 and was determined based on the average of the high and low market price of our common stock on that date. Accordingly, each non-employee director received 1,994 shares of restricted stock or restricted stock units in payment of the equity portion of the 2020 annual retainer.

Restricted stock or restricted stock units granted to our directors vest immediately upon issuance. All vested restricted stock units held by a director will settle upon the retirement, death or disability of the director. Under grants of restricted stock units made prior to 2019, the vested restricted stock units held by a director are settled in cash or shares of our common stock upon the termination of the director’s membership on our Board of Directors. Beginning with grants of restricted stock units made following January 1, 2019, all restricted stock units are settled in cash.

Stock Ownership Guidelines

Our Board has adopted Stock Ownership Guidelines that apply to our non-employee directors. The guidelines currently require our non-employee directors to own and hold 10,000 shares of our common stock. The holding requirement was determined based on competitive market practice. Stock ownership levels should be achieved by each director within five years of first appointment to the Board. Stock that applies toward satisfaction of these guidelines includes: (1) shares of common stock owned outright by the director and his or her immediate family members who share the same household, whether held individually or jointly and (2) awarded restricted stock and restricted stock unit shares. Each of our directors has met, or will meet within the applicable timeframe, our current stock ownership requirements for non-employee directors.

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Nonqualified Deferred Compensation

Messrs. Adams and Quinn and Ms. Taylor have elected to participate in the Company’s Deferred Compensation Plan, described in greater detail above. Prior to amending the Deferred Compensation Plan effective January 1, 2021, the plan provided those directors who elected to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. The non-employee directors could defer any portion of the cash compensation (annual retainer or meeting fees) that he or she received with respect to the services provided to our Board, including any committee services, and the director would be 100% vested in his account at all times. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants.

Deferred amounts were deemed to be notionally invested in such fund as the participants designated. Most of the funds were also available in the Group 1 401(k) Savings Plan except for the Group 1 Guaranteed Crediting Rate investment option which is the default investment option and only available in the Deferred Compensation Plan. The Group 1 Guaranteed Crediting Rate investment option is a declared interest rate, which is set by the CHR Committee annually. The deferred interest rate for 2020 was set at 8.0%. Effective April 1, 2020, the CHR Committee reduced the declared interest rate from 8.0% to 3.0% due to the economic and operational concerns over the anticipated negative implications of the COVID-19 outbreak. The declared interest rate was increased to 4.0% on October 1, 2020, and effective as of November 1, 2020, the declared interest rate was reinstated to 8.0% on a prospective basis.

Ms. Barth, and Ms. Wright, while not elected plan participants, have the cash portion of a marginal share from the annual equity retainer deferred into the Deferred Compensation Plan.

In November 2020, the CHR Committee approved an amendment and restatement to the Deferred Compensation Plan, effective January 1, 2021. Under the amended and restated plan, non-employee directors can no longer defer director compensation under the plan. However, previously deferred amounts remain deferred under the plan until the originally scheduled payment date. Please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation” for a more fulsome description of the Company’s Deferred Compensation Plan and the material changes approved under the amended and restated plan.

Compensation Changes for Fiscal 2020

In November 2019, the Governance & Corporate Responsibility Committee reviewed Board compensation trends for S&P 500 directors. The GCR Committee noted that the Board’s current total compensation for non-employee directors was lower than the average total compensation paid to S&P 500 directors. The GCR Committee also noted that the Board’s compensation had not changed since 2017. After extensive discussion, the GCR Committee recommended, and the Board approved, slight modifications to the Board’s annual compensation to bring it in line with current compensation levels for S&P 500 directors. The Board approved an increase in the equity retainer from $190,000 to $200,000, an increase in the vehicle stipend from $17,600 to $20,000, and eliminated payment of meeting fees. However, due to the economic and operational concerns over the anticipated negative implications of the COVID-19 outbreak, on March 24, 2020, the Board determined that it was appropriate to eliminate the chairman, committee chair, and cash retainer fees for the foreseeable future. Accordingly, effective April 1, 2020, the cash component of the director compensation was temporarily eliminated. The cash component of the Board’s compensation was reinstated effective October 1, 2020. There was no recoupment by directors of the temporary compensation reductions. The Board’s compensation for 2020 is set forth below:

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Retainer and Meeting Fees(1)	2020 Board Fees Effective 01/01/2020 ($)	Adjusted Board Fees in Response to COVID-19 ($)(3)
Annual Retainer
Annual Cash Retainer	45,000	—
Equity Retainer(2)	200,000	200,000
Additional Annual Retainers
Non-Executive Chairman of the Board	100,000	—
Audit Committee Chair	25,000	—
Compensation and Human Resources Committee Chair	15,000	—
Finance/Risk Management Committee Chair	15,000	—
Governance & Corporate Responsibility Committee Chair	10,000	—
Annual Vehicle Stipend	20,000	20,000

(1)	All cash retainer amounts, if any, are paid quarterly.
(2)	The equity portion of the retainer is paid annually in restricted stock or restricted stock units valued at approximately $200,000 at the time of the grant pursuant to the 2014 Long Term Incentive Plan.
(3)	Effective April 1,2020, the cash component of the Board’s compensation was eliminated. The cash component of the Board’s compensation was restored effective October 1, 2020.

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CEO Pay Ratio Disclosure

SEC regulations require that we provide a comparison of the annual total compensation of Earl J. Hesterberg, our Chief Executive Officer in 2020, to the annual total compensation of our median employee. For purposes of providing the comparison in accordance with SEC regulations, we identified a “median employee” and compared Mr. Hesterberg’s annual total compensation to that of the median employee. For 2020, our last completed fiscal year:

•	Mr. Hesterberg’s annual total compensation was $7,298,579
•	Our median employee’s total compensation was $49,350
•	The ratio of Mr. Hesterberg’s annual total compensation to our median employee’s annual total compensation was 148 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the 2020 Summary Compensation Table. We believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Methodology

Employee Population – For purposes of identifying the median employee, we selected December 31, 2020 to be the date as of which we would determine our employee population. As of such date our employee population consisted of approximately 12,107 individuals located in Brazil, the U.K., and the U.S.

Pay Data Used – To identify the median employee, we derived compensation information from our payroll records for fiscal 2020. We used a consistently applied compensation measure which included total gross wages. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2020. We annualized compensation for employees hired during 2020.

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Certain Relationships and Related Transactions

Transactions

During fiscal year 2020 we were not, and we are not currently, a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000, in which any of our directors, executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, except as described below and the compensation arrangements (including with respect to equity compensation) described in “2020 Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation.”

Information below pertains to certain related party transactions related to the operations of our subsidiary UAB, which we acquired in February 2013. All of the operations of UAB are in Brazil. The conversion of amounts expressed in Brazilian Reais to U.S. Dollars was calculated by using the average currency exchange rate for 2020, as provided by Oanda. R$5.1495 = USD$1.00.

LINCOLN PEREIRA AND UAB

During 2020 we paid Lincoln Pereira, a Director of our Company, R$961,173.90 (USD$186,653.83) cash compensation for his services as our Regional Vice President, Brazil and as Chairman of our Brazilian subsidiary, UAB, and R$166,619.28 (USD$32,356.40) for health insurance.

Mr. Pereira’s brother, Ricardo Ribeiro da Cunha Pereira, serves as Commercial Vice President, Paraná. During 2020 the Company paid Mr. Ricardo Pereira R$583,945.17 (USD$113,398.42) in total compensation, consisting of R$534,464.70 (USD $103,789.63) of cash compensation and R$49,480.47 (USD$9,608.79) for health insurance.

Mr.  Pereira’s brother, Andre Ribeiro, serves as Commercial Operations Director. During 2020, the Company paid Mr. Ribeiro R$1,025,331.90 (USD$199,112.90) in total cash compensation, and R$179,036.92 (USD$34,767.83) for health insurance.

UAB leases office and retail space at market rates from Santorini Negócios Imobiliários Ltda. (“Santorini”), a real estate company which was co-founded by Mr. Pereira. The lease provides for monthly payments of R$156,172 (USD$30,327.60) and is adjusted annually pursuant to the IGP-M/FGV index. The lease expires in February 2029, but can be terminated with one-month prior notice, subject to a three month early-termination penalty payment. Current owners of Santorini include Mr. Pereira’s wife, Anna Luiza Flecha de Lima da Cunha Pereira, who also manages the property, Irene Maria Flecha de Lima, Mr. Pereira’s mother-in-law, and Andrea Maria Flecha da Lima, Mr. Pereira’s sister-in-law. Total payments to Santorini in 2020 are R$1,608,842 (USD$312,426.84). Mr. Pereira holds no ownership interest in Santorini.

UAB also leases office space at market rates from Irene Maria Flecha de Lima, Mr. Pereira’s mother-in-law, and managed by Anna Luiza Flecha de Lima da Cunha Pereira (Mr. Pereira’s wife) and Andrea Maria Flecha da Lima (Mr. Pereira’s sister-in-law). The lease provides for monthly payments of R$16,124.00 (USD$3,131.18) and is adjusted annually pursuant to the IGP-M/FGV index. The lease expired in October 2015, but can be terminated at any time with one-month prior notice. Total payments in 2020 are R$158,010 (USD$30,684.53).

Mr. Pereira’s cousin, Joao Candido Cunha Pereira, represents UAB in legal court cases solely relating to the State of Paraná. These legal services are governed by a contractual relationship signed in January 2012 for an undetermined term, and can be terminated at any time with 90 days’ notice. All legal rates are at or below the current market rate for such legal services. No payments were made to Joao Candido Cunha Pereira in 2020. UAB previously was also represented in legal matters by Cunha Pereira Law Firm, which was controlled by Mr. Pereira and his father. Mr. Pereira closed the Cunha Pereira Law Firm in 2016.

UAB previously purchased newspaper and radio advertising space from RPC Comunicações (“RPC”), a communications group in the state of Parana owned by Therezinha Cunha Pereira, Guilherme Cunha Pereira and Ana Amelia Cunha Pereira, Mr. Pereira’s aunt and two cousins, respectively. The prices were negotiated based on a price list published by RPC. UAB’s marketing department purchased the advertising space directly from RPC without any involvement from Mr. Pereira, at or below current market rates for such services, on an “as-needed” basis. There were no payments to RPC in 2020.

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Policies and Procedures

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of written procedures and controls to obtain information from the directors and named executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.

Our Code of Conduct discourages all conflicts of interest and provides guidance on handling conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our Company. Our restrictions on conflicts of interest under the Code of Conduct include related person transactions.

We have multiple processes for reporting conflicts of interests, and related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Internal Audit Department, General Counsel, Audit Committee, our Board or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to a third party;
•	the importance of the transaction to us;
•	whether the transaction would impair the judgment of a director, named executive officer or employee to act in the best interest of our Company;
•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and
•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions must be approved or ratified by our Board. Any member of our Board who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, our legal staff annually distributes a questionnaire to our named executive officers and members of our Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.

We also have other policies and procedures to prevent conflicts of interest. For example, our Corporate Governance Guidelines require that our Board assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board and its Committees — Independence of the Members of our Board.”

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Security Ownership Information

Security Ownership of Certain Beneficial Owners and Management

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees, our named executive officers, our current directors and named executive officers as a group, and any stockholders with over 5% of our common stock. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be the beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as otherwise indicated, directors and named executive officers possessed sole voting and investment power with respect to all shares of common stock in the table. In addition, except as otherwise indicated, all information is as of March 16, 2021.

Name and Address of Beneficial Owner(1)	Aggregate Number Of Shares Owned(2)		Percent of Class Outstanding(3)
Earl J. Hesterberg	268,323	(4)	1.5%
Daryl A. Kenningham	48,062		*
Daniel J. McHenry	17,975		*
John C. Rickel	42,267	(5)	*
Frank Grese, Jr.	25,878		*
Peter C. DeLongchamps	33,313		*
Carin M. Barth	2,131		*
Steven C. Mizell	—		*
Lincoln Pereira	183,122	(6)	1.0%
Stephen D. Quinn	49,646		*
Steven P. Stanbrook	5,988		*
Charles L. Szews	12,448		*
Anne Taylor	807		*
Max P. Watson, Jr.	53,316		*
MaryAnn Wright	8,303		*
All Directors and Named Executive Officers as a group (15 persons)	736,214	(7)	4.1%
BlackRock, Inc. 55 East 52nd Street New York NY 10055	2,729,286	(8)	15.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,835,612	(9)	10.1%
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	1,458,354	(10)	8.0%
Eminence Capital LP 399 Park Avenue 25th Floor New York, NY 10022	1,071,988	(11)	5.9%

*	Represents less than 1% of the outstanding common stock.
(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

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(2)	Includes restricted shares as to which the individual has voting, but not dispositive, power, as follows: Mr. Hesterberg (97,209 shares), Mr. Kenningham (39,413 shares), Mr. McHenry (12,461 shares), Mr. Rickel (33,427 shares), Mr. Grese (19,014 shares), Mr. DeLongchamps (19,221 shares), and Mr. Pereira (148,682 shares held in escrow, of which 113,869 shares are designated for the UAB shareholders and 34,813 shares are designated for Mr. Pereira). Does not include restricted stock units as to which the directors do not have voting or dispositive power, as follows: Ms. Barth (7,133 shares), Mr. Mizell (1,069 shares), Ms. Taylor (7,133 shares) and Ms. Wright (7,133 shares).
(3)	Based on total shares outstanding of 18,152,926 at March 16, 2021.
(4)	Includes 7,282 shares held by the Hesterberg Management Trust, for which Mr. Hesterberg and his spouse are co-trustees, 65,517 shares of common stock held in gift trusts for the benefit of Mr. Hesterberg’s children, for which he serves as Trustee, 4,953 shares held by Mr. Hesterberg’s spouse, and 65,517 shares held by the 2019 Family Trust for which Mr. Hesterberg’s spouse serves as Trustee.
(5)	As reported by Mr. Rickel in his D&O Questionnaire dated January 20, 2021.
(6)	Mr. Pereira has shared voting and dispositive power with respect to 148,309 shares; all such shares are owned by Abbe Investments, Ltd., a British Virgin Islands company, owned 98% by Mr. Pereira and 2% by his spouse. In addition, Mr. Pereira has sole voting, but no dispositive, power with respect to 148,682,shares held in escrow for the benefit of Mr. Pereira and João Alberto Gross Figueiró, André Ribeiro da Cunha Pereira, Maurício Vaz Rodrigues and Roger Penske, Jr., pursuant to a Stockholders’ Agreement dated February 28, 2013. Mr. Pereira has been designated the Stockholder Representative for those shares and directs voting of the shares. Of the 148,682, shares held in escrow, 34,813, shares have been designated for Mr. Pereira.
(7)	Includes 220,745 restricted shares as to which the named executive officers and directors currently have voting, but not dispositive, power, and 33,094 restricted stock units as to which the named executive officers and directors do not have voting or dispositive power, although the restricted stock units do count towards the Company’s stock ownership requirements. Does not include 41,760 performance shares as to which the named executive officers do not have voting rights or dispositive power or 22,468 restricted stock units as to which the directors do not have voting or dispositive power.
(8)	As reported on Amendment No. 12 to Schedule 13G as of December 31, 2020 and filed with the SEC on January 26, 2021. BlackRock, Inc., as a parent holding company or control person, has sole voting power over 2,694,209 shares, sole dispositive power over 2,729,286 shares, and aggregate beneficial ownership of, 2,729,286 shares. The subsidiaries of BlackRock, Inc. that acquired the shares reported by BlackRock, Inc. are as follows: BlackRock Fund Advisors (which owns 5% or greater of the outstanding shares being reported in the Amendment No. 12 to Schedule 13G), BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Japan Co., Ltd., BlackRock Fund Managers Ltd., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The interest of one such person, iShares Core S&P Small-Cap ETF, in the common stock of the Company, is more than 5% of the total outstanding common stock.
(9)	As reported on Amendment No. 13 to Schedule 13G as of February 26, 2021 and filed with the SEC on March 10, 2021. The Vanguard Group, Inc. has shared voting power over 18,196 shares, sole dispositive power over 1,803,509 shares, shared dispositive power over 32,103 shares and aggregate beneficial ownership of 1,835,612 shares. The subsidiaries of The Vanguard Group that acquired the shares reported by The Vanguard Group are as follows: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.
(10)	As reported on Amendment No. 15 to Schedule 13G dated as of December 31, 2020 and filed with the SEC on February 12, 2021 Dimensional Fund Advisors LP, or certain of its subsidiaries (collectively, “Dimensional”) serve as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional possesses voting and/or investment power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of such shares held by the Funds. Dimensional has sole voting power as to 1,433,891 shares and sole dispositive power as to 1,458,354 shares. Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts.
(11)	As reported on Schedule 13G dated as of December 31, 2020 and filed with the SEC on February 16, 2021 by Eminence Capital, LP (“Eminence Capital”) and Ricky C. Sandler (“Mr. Sandler”). Eminence Capital beneficially owns 1,071,753 shares of common stock. Eminence Capital has shared voting and dispositive power with respect to 1,071,753 shares of common stock. Mr. Sandler is the beneficial owner of 1,071,988 shares of common stock, having sole voting power and sole dispositive power with respect to 235 shares of common stock and shared voting and dispositive power with respect to 1,071,753 shares of common stock. Eminence Capital serves as the management company or investment adviser to, and may be deemed to have shared voting and dispositive power over the shares of common stock held by, various investment funds and separately managed accounts under its management and control. The general partner of Eminence Capital is Eminence Capital GP, LLC, the sole managing member of which is Mr. Sandler.

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Questions and Answers about the Annual Meeting

What is the purpose of the meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of nine director nominees, the advisory vote to approve executive compensation, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and the consideration of any other matters properly presented at the meeting. In addition, senior management will be available to respond to questions regarding our business and financial performance during fiscal year 2020.

Who is entitled to vote at the meeting?

Only our stockholders as of 5:00 p.m., Central Daylight Saving Time, on March 16, 2021 (the record date) are entitled to receive notice of the Annual Meeting and to vote at the meeting. On March 16, 2021, there were 18,152,926 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the Annual Meeting at our offices at 800 Gessner, Suite 500, Houston, Texas 77024. The list of stockholders will also be available for your review during the Annual Meeting by accessing the meeting website during the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

How many votes may I cast?

You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., Central Daylight Saving Time, on March 16, 2021, on all matters presented at the meeting.

What is the difference between a stockholder of record and a beneficial owner or street name holder?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in street name.

If you hold common stock in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each position of common stock.

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How do I vote my shares?

If you are a stockholder of record on the record date, you may vote in person online during the Annual Meeting or by proxy using any of the following methods:

Online — visit the website shown on the proxy card (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2021;

Telephone — within the United States (“U.S.”) or Canada, call the toll-free telephone number shown on the proxy card and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2021; or

Mail — if you receive a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Submitting your proxy by internet or telephone will not affect your right to vote in person online should you decide to attend the Annual Meeting.

If you want to vote in person online during the meeting, you must have a control number and access our Annual Meeting at www.virtualshareholdermeeting.com/GPI2021.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and use the information provided on the legal proxy to access the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record on the record date, you can revoke your proxy prior to the completion of voting during the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Corporate Secretary of the Company before the voting polls close during the Annual Meeting;
•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2021;
•	delivering a written notice of revocation of the proxy to Beth Sibley, Corporate Secretary, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 11, 2021; or
•	voting in person online during the Annual Meeting.

Only your latest dated proxy that we receive prior to the Annual Meeting will be counted. Further, your attendance during the Annual Meeting will not automatically revoke your proxy.

If you are a street name stockholder you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. You may also vote in person online during the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each routine matter under the rules of the NYSE. Only Proposal No. 3 is considered a “routine” matter.

If you do not provide specific voting instructions to your broker on non-routine matters, your broker may not cast a vote on the proposal, resulting in a broker non-vote. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to “non-routine” matters. If you are a beneficial owner holding shares through a broker, bank or other nominee and you do not provide voting instructions on certain matters, your broker may cast a vote on your behalf for Proposal No. 3, but may not cast a vote on Proposals No. 1 or 2. Abstentions occur when stockholders are present during the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

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The table below describes the vote required for approval of each matter to be brought before the meeting, as well as the treatment of abstentions and broker non-votes as to each matter.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes
1	Each nominee must receive the affirmative vote of a majority of votes cast by stockholders entitled to vote in the election of directors. Nominees who receive more “for” votes than “against” votes are elected, subject to our director resignation policy described below	No Effect	Not taken into account
2	The affirmative vote of the holders of a majority of the shares present in person online or represented by proxy and entitled to vote on the matter	Count as a vote “against”	Not taken into account
3	The affirmative vote of the holders of a majority of the shares present in person online or represented by proxy and entitled to vote on the matter	Count as a vote “against”	Brokers have discretion

We have adopted a majority vote director resignation policy, which is described in greater detail under “Director Resignation Policy.”

Our Board has appointed Earl J. Hesterberg, our President and Chief  Executive Officer, and Daniel J. McHenry, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the Annual Meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or internet, unless the stockholder appropriately specifies otherwise, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends.

How does the Board recommend I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of the director nominees; “FOR” the approval, on a non-binding advisory basis, of our executive compensation; and “FOR” the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2021.

What is a quorum?

There must be a quorum for the Annual Meeting to be held. A quorum will be present, if the holders of a majority of the shares of common stock entitled to vote are present in person online or represented by proxy during the Annual Meeting. Our independent inspector of election, Broadridge Financial Solutions, will determine whether or not a quorum is present. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present during the Annual Meeting.

If less than a quorum is represented at the meeting, the Chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time without further notice, and the persons named as proxies will vote the proxies they have been authorized during the Annual Meeting in favor of such an adjournment.

In the event a quorum is present during the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly brought before the meeting in favor of such an adjournment. If a quorum is initially established, but sufficient stockholders withdraw such that the meeting is left with less than a quorum, the remaining stockholders present during the meeting may continue to transact business until the meeting is adjourned or recessed.

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Who will bear the cost of soliciting votes for the Annual Meeting?

We have engaged Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Who will count the votes?

We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election during the Annual Meeting for a fee of approximately $3,500. Broadridge will separately tabulate “For,” “Against” and “Withhold” votes, abstentions and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

May I propose actions for consideration at next year’s Annual Meeting of Stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2022 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s Annual Meeting.

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Stockholder Proposals for 2022 Annual Meeting

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2022 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 7, 2021 and meet the requirements of Rule 14a-8. No stockholder proposal was received for inclusion in this proxy statement.

As more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business (other than through Rule 14a-8) to be properly brought before our Annual Meeting of Stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Bylaws. Subject to the exception described below, a stockholder making a nomination for election to our Board or a proposal of business for the 2022 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary no earlier than the close of business 120 days and no later than the close of business 90 days prior to the anniversary date of the 2021 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2022 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than the close of business January 12, 2022 and no later than the close of business February 11, 2022. However, in the event that the date of an Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting, the stockholder notice must be delivered not earlier than 120 days prior to such Annual Meeting and not later than 90 days prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

If we increase the number of directors to be elected at an Annual Meeting and do not make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 80 days prior to the first anniversary of the preceding year’s Annual Meeting, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.

For each individual that a stockholder proposes to nominate as a director or propose other business (other than through Rule 14a-8) at the 2022 Annual Meeting, the stockholder’s written notice to our Corporate Secretary must include the information required by and meet the detailed requirements set forth in our Bylaws. From time to time, the Governance & Corporate Responsibility Committee may request additional information from the nominee or the stockholder.

2020 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered or made available upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

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Householding

We may send a single set of proxy materials, as applicable, and other stockholder communications to any household at which two or more stockholders with the same last name reside, unless we have received contrary instructions from those stockholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The proxy materials and other stockholder communications may be householded based on your prior express or implied consent. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you wish to opt out of householding, and would like to have separate copies of the proxy materials mailed to each stockholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, please contact Broadridge Financial Solutions, Inc., by calling 1-800-542-1061 or by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will promptly deliver the requested materials. Beneficial owners (street name stockholders) sharing an address who are receiving multiple copies of the proxy materials, and other stockholder communications and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such materials be mailed to all stockholders at the shared address in the future.

However, please note that if you want to receive a paper proxy card or other proxy materials for purposes of this year’s meeting, you should follow the instructions included in the information that was sent to you.

Other Matters

As of the date of filing this proxy statement, our Board is not aware of any other business or nominee to be presented or voted upon during the Annual Meeting. If any other business or nominee is properly presented, the proxies solicited by our Board will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.

By Order of the Board of Directors,

Beth Sibley

Corporate Secretary

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Appendix A – Non-GAAP Financial Measures

In addition to reporting our financial information in our Annual Report on Form 10-K using U.S. Generally Accepted Accounting Principles (“GAAP”), certain non-GAAP financial measures are used with respect to our annual incentive compensation and to evaluate the Company’s financial performance. Such non-GAAP financial measures include (i) adjusted operating cash flow, (ii) adjusted EPS, and (iii) adjusted net income, each of which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP financial measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

In addition to evaluating the financial condition and results of our operations in accordance with U.S. GAAP, from time to time our management evaluates and analyzes results and any impact on the Company of strategic decisions and actions relating to, among other things, cost reduction, growth, profitability improvement initiatives, and other events outside of normal, or “core,” business and operations, by considering alternative financial measures not prepared in accordance with U.S. GAAP. In our evaluation of results from time to time, we exclude items that do not arise directly from core operations, such as non-cash asset impairment charges, out-of-period adjustments, legal matters, gains and losses on dealership franchise or real estate transactions, and catastrophic events, such as hailstorms, hurricanes, and snow storms. Because these non-core charges and gains materially affect the Company’s financial condition or results in the specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. This includes evaluating measures such as adjusted selling, general and administrative expenses, adjusted net income, adjusted diluted earnings per share, and constant currency. These adjusted measures are not measures of financial performance under U.S. GAAP, but are instead considered non-GAAP financial performance measures. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to similarly titled measures used by, other companies. As a result, any non-GAAP financial measures considered and evaluated by management are reviewed in conjunction with a review of the most directly comparable measures calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable U.S. GAAP measures. In addition to using such non-GAAP measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of operational performance on a period-over-period historical basis and a better indication of expected future trends. Our management also uses these adjusted measures in conjunction with U.S. GAAP financial measures to assess our business, including communication with our Board of Directors, investors, and industry analysts concerning financial performance. We disclose these non-GAAP measures, and the related reconciliations, because we believe investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess operating performance. The exclusion of certain expenses in the calculation of non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures.

In addition, we evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our underlying business and results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period reported results for entities reporting in currencies other than U.S. dollars using comparative period exchange rates rather than the actual exchange rates in effect during the respective periods. The constant currency performance measures should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. The Same Store amounts presented include the results of dealerships for the identical months in each period presented in comparison, commencing with the first full month in which the dealership was owned by us and, in the case of dispositions, ending with the last full month it was owned by us. Same Store results also include the activities of our corporate headquarters. Certain amounts in the financial statements may not compute due to rounding. All computations have been calculated using unrounded amounts for all periods presented.

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Reconciliation of Certain Non-GAAP Financial Measures - Consolidated (Unaudited)

	Year Ended December 31, 2020
(In millions, except per share data)	U.S. GAAP	Dealership and real estate transactions	Severance costs	Legal matters	Out-of- period adjustment	Asset impairments	(Gain) loss on extinguishment of debt	Non- GAAP adjusted
SG&A expenses	$1,169.3	$5.3	$(2.1)	$2.7	$(10.6)	$—	$—	$1,164.7
Asset impairments	$37.7	$—	$—	$—	$—	$(37.7)	$—	$—
Income (loss) from operations	$486.1	$(5.3)	$2.1	$(2.7)	$10.6	$37.7	$—	$528.4
(Gain) loss on extinguishment of debt	$13.7	$—	$—	$—	$—	$—	$(13.7)	$—

Income (loss) before income taxes	$370.3	$(5.3)	$2.1	$(2.7)	$10.6	$37.7	$13.7	$426.4
Less: (Benefit) provision for income taxes	83.8	(1.1)	0.3	(0.6)	0.8	6.5	3.0	92.8
Net income (loss)	286.5	(4.2)	1.8	(2.1)	9.7	31.2	10.7	333.5
Less: Earnings (loss) allocated to participating securities	10.3	(0.2)	0.1	(0.1)	0.3	1.1	0.4	12.0
NET INCOME (LOSS) AVAILABLE TO DILUTED COMMON SHARES	$276.2	$(4.0)	$1.7	$(2.1)	$9.4	$30.1	$10.3	$321.6

Diluted income (loss) per diluted common share	$15.51	$(0.23)	$0.10	$(0.12)	$0.53	$1.69	$0.58	$18.06

Effective tax rate	22.6%							21.8%

SG&A as % gross profit(1)	66.1%							65.8%
Operating margin(2)	4.5%							4.9%
Pretax margin(3)	3.4%							3.9%

Same Store SG&A expenses	$1,143.0	$—	$(2.1)	$2.7	$(10.6)	$—	$—	$1,133.0
Same Store SG&A as % gross profit(1)	66.1%							65.5%

Same Store income (loss) from operations	$480.3	$—	$2.1	$(2.7)	$10.6	$33.8	$—	$524.0
Same Store operating margin(2)	4.5%							4.9%

(1)	Adjusted SG&A as% of gross profit excludes the impact of SG&A reconciling items above.
(2)	Adjusted operating margin excludes the impact of SG&A reconciling items above and asset impairment charges.
(3)	Adjusted pretax margin excludes the impact of SG&A reconciling items above, asset impairment charges and (gain) loss on extinguishment of debt.

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Reconciliation of Certain Non-GAAP Financial Measures - Consolidated (Unaudited)

	Year Ended December 31, 2019
(In millions, except per share data)	U.S. GAAP	Catastrophic events	Dealership and real estate transactions	Legal matters	Asset impairments	Non-GAAP adjusted
SG&A expenses	$1,358.4	$(17.8)	$4.1	$(1.3)	$—	$1,343.4
Asset impairments	$22.2	$—	$—	$—	$(22.2)	$—
Income (loss) from operations	$363.7	$17.8	$(4.1)	$1.3	$22.2	$401.0

Income (loss) before income taxes	$227.3	$17.8	$(4.1)	$1.3	$22.2	$264.5
Less: (Benefit) provision for income taxes	53.3	4.4	(1.7)	0.3	4.7	61.0
Net income (loss)	174.0	13.4	(2.5)	1.0	17.6	203.6
Less: Earnings (loss) allocated to participating securities	6.4	0.5	(0.1)	—	0.7	7.5
NET INCOME (LOSS) AVAILABLE TO DILUTED COMMON SHARES	$167.6	$12.9	$(2.4)	$1.0	$16.9	$196.0

Diluted income (loss) per diluted common share	$9.34	$0.72	$(0.13)	$0.05	$0.94	$10.93

Effective tax rate	23.4%					23.0%

SG&A as % gross profit(1)	74.8%					74.0%
Operating margin(2)	3.0%					3.3%
Pretax margin(2)	1.9%					2.2%

Same Store SG&A expenses	$1,338.9	$(17.8)	$0.4	$(1.1)	$—	$1,320.3
Same Store SG&A as % gross profit(1)	74.5%					73.5%

Same Store income (loss) from operations	$364.4	$17.8	$(0.4)	$1.1	$22.2	$405.2
Same Store operating margin(2)	3.1%					3.4%

(1)	Adjusted SG&A as% of gross profit excludes the impact of SG&A reconciling items above.
(2)	Adjusted operating margin and pretax margin exclude the impact of SG&A reconciling items above and asset impairment charges.

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Reconciliation of Certain Non-GAAP Financial Measures - Consolidated (Unaudited)

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by (used in) operating activities	$805.4	$370.9
Change in Floorplan notes payable — credit facility and other, excluding floorplan offset and net acquisitions and dispositions	(313.7)	(42.8)
Change in Floorplan notes payable — manufacturer affiliates associated with net acquisitions and dispositions and floorplan offset activity	12.0	4.0
ADJUSTED NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$503.7	$332.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by (used in) investing activities	$(74.7)	$(291.6)
Change in cash paid for acquisitions, associated with Floorplan notes payable	—	25.2
Change in proceeds from disposition of franchises, property and equipment, associated with Floorplan notes payable	(8.6)	(19.5)
ADJUSTED NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$(83.3)	$(285.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	$(668.1)	$(67.0)
Change in Floorplan notes payable, excluding floorplan offset	310.3	33.1
ADJUSTED NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$(357.8)	$(33.9)

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INTEGRITY

We conduct ourselves with the highest level of ethics, both personally and professionally, when we sell to and perform services for our customers, and we never compromise our honesty.

TRANSPARENCY

We promote open and honest communication between each other and with our customers.

RESPECT

We treat everyone, customers, colleagues and other stakeholders alike, with dignity and equality.

TEAMWORK

We put the interests of the group first, before our individual interests, as we know that success only comes when we work together.

PROFESSIONALISM

We set our standards high, so that we can exceed expectations and strive for perfection in everything we do.

GROUP 1 AUTOMOTIVE®

800 Gessner, Suite 500 | Houston, TX 77024

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GROUP 1 AUTOMOTIVE®

GROUP 1 AUTOMOTIVE, INC.
800 GESSNER ROAD
SUITE 500
HOUSTON, TX 77024

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Saving Time on May 11, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GPI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Saving Time on May 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D45005-P50596 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GROUP 1 AUTOMOTIVE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	
1. Election of Directors	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ______

Nominees:

01) Carin M. Barth
02) Earl J. Hesterberg
03) Steven C. Mizell
04) Lincoln Pereira
05) Stephen D. Quinn
06) Steven P. Stanbrook
07) Charles L. Szews
08) Anne Taylor
09) MaryAnn Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021	☐	☐	☐

NOTE: In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D45006-P50596

GROUP 1 AUTOMOTIVE, INC.
ANNUAL MEETING OF STOCKHOLDERS - MAY 12, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Earl J. Hesterberg and Daniel J. McHenry, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock of Group 1 Automotive, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 12, 2021 at 10:00 a.m., Central Daylight Saving Time, virtually at www.virtualshareholdermeeting.com/GPI2021, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, FOR proposal 2 and FOR proposal 3. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2021 Annual Meeting of Stockholders or at any adjournment or postponement thereof. Please see the accompanying proxy statement for additional details.

Continued and to be signed on reverse side